EXHIBIT 99.1

Financial Statements

Report of Independent Registered Public Accounting Firm	1

Consolidated Balance Sheets as of December 31, 2015 and 2014	2

Consolidated Statements of Operations for the years ended December 31, 2015, 2014 and 2013	3

Consolidated Statements of Comprehensive Loss for the years ended December 31, 2015, 2014 and 2013	4

Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 2015, 2014 and 2013	5

Consolidated Statements of Cash Flows for the years ended December 31, 2015, 2014 and 2013	6

Notes to Consolidated Financial Statements	7

Supplementary Consolidating Financial Information

Report of Independent Registered Public Accounting Firm on Supplementary Consolidating Information	47

Consolidating Balance Sheets as of December 31, 2015	48

Consolidating Balance Sheets as of December 31, 2014	49

Consolidating Statements of Operations for the year ended December 31, 2015	50

Consolidating Statements of Operations for the year ended December 31, 2014	51

Consolidating Statements of Cash Flows for the year ended December 31, 2015	52

Consolidating Statements of Cash Flows for the year ended December 31, 2014	53

Note to Consolidating Financial Statements	54

-1

Report of Independent Registered Public Accounting Firm
Board of Directors and Shareholders
Horsehead Holding Corp.
Pittsburgh, Pennsylvania
We have audited the accompanying consolidated balance sheet of Horsehead Holding Corp. and subsidiaries (the “Company”) as of December 31, 2015 and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Horsehead Holding Corp. and subsidiaries as of December 31, 2014 and for the years ended December 31, 2014 and 2013 were audited by other auditors whose report dated March 2, 2015, expressed an unqualified opinion on those statements.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the 2015 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Horsehead Holding Corp. and subsidiaries at December 31, 2015, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the consolidated financial statements, the Company has received notices of default in January 2016 under certain of the Company’s credit facilities as of November 30, 2015 and December 31, 2015. The notices of default rendered the financial obligations under the credit facilities immediately due and payable. Furthermore, on February 2, 2016 the Company filed for protection under Chapter 11 of the United States Bankruptcy Code. The commencement of the Chapter 11 filing constituted events of default that rendered the financial obligations under the Company’s series of notes automatically and immediately due and payable. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note A to the consolidated financial statements. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO USA, LLP
Pittsburgh, Pennsylvania
May 31, 2016

Horsehead Holding Corp. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
December 31, 2015 and 2014
(Amounts in thousands, except per share amounts)

	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$25,675	$30,714
Accounts receivable, net of allowance of $555 and $371, respectively	42,044	60,242
Inventories	40,491	55,008
Prepaid expenses and other current assets	10,115	3,755
Deferred income taxes	—	5,251
Total current assets	118,325	154,970
Property, plant and equipment, net	254,841	799,093
Other assets
Intangible assets, net	9,451	10,192
Restricted cash	7,939	—
Deferred finance costs and other	1,496	9,262
Total other assets	18,886	19,454
Total assets	$392,052	$973,517
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Current maturities of long-term debt	$433,079	$3,044
Accounts payable	64,098	67,734
Accrued expenses	24,830	35,645
Total current liabilities	522,007	106,423
Long-term debt, less current maturities	—	406,016
Other long-term liabilities	15,505	18,291
Deferred income taxes	3,113	8,602
Commitments and contingencies
Stockholders’ equity (deficit)
Common stock, par value $0.01 per share; 100,000 shares authorized; 60,174 and 50,719 shares issued and outstanding as of December 31, 2015 and 2014, respectively	602	507
Preferred stock, par value $0.01 per share; 10,000 shares authorized; no shares issued or outstanding	—	—
Additional paid-in capital	396,750	313,815
Retained earnings (deficit)	(550,011)	115,377
Accumulated other comprehensive income	247	534
Total stockholders’ equity (deficit) before noncontrolling interest	(152,412)	430,233
Noncontrolling interest	3,839	3,952
Total stockholders’ equity (deficit)	(148,573)	434,185
Total liabilities and stockholders’ equity (deficit)	$392,052	$973,517

The accompanying notes to consolidated financial statements are an integral part of these statements.

Horsehead Holding Corp. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2015, 2014 and 2013
(Amounts in thousands except per share amounts)

	2015	2014	2013
Net sales of zinc material and other goods	$331,127	$359,487	$344,798
Net sales of nickel-based material and other services	47,379	54,020	53,520
EAF dust service fees	36,437	40,430	43,618
Net sales	414,943	453,937	441,936
Cost of sales of zinc material and other goods	385,086	347,391	327,800
Cost of sales of nickel-based material and other services	29,256	32,820	34,399
Cost of EAF dust services	29,318	33,660	34,869
Restructuring expenses	—	288	7,691
Cost of sales (excluding depreciation and amortization)	443,660	414,159	404,759
(Gain) loss on asset dispositions	(11,029)	915	701
Impairment loss	527,621	—	9,349
Depreciation and amortization	54,824	35,406	29,678
Selling, general and administrative expenses	26,580	24,149	22,207
Total costs and expenses	1,041,656	474,629	466,694
Loss from operations	(626,713)	(20,692)	(24,758)
Other income (expense)
Interest expense	(39,280)	(21,680)	(2,728)
Interest and other income	946	13,942	6,072
Total other income (expense)	(38,334)	(7,738)	3,344
Loss before income taxes	(665,047)	(28,430)	(21,414)
Income tax provision (benefit)	341	(12,974)	(7,455)
Net loss	$(665,388)	$(15,456)	$(13,959)
Loss per common share:
Basic	$(11.75)	$(0.30)	$(0.31)
Diluted	$(11.75)	$(0.30)	$(0.31)
Weighted average shares outstanding:
Basic	56,632	50,682	45,160
Diluted	56,632	50,682	45,160

The accompanying notes to consolidated financial statements are an integral part of these statements.

Horsehead Holding Corp. and Subsidiaries
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
For the Years Ended December 31, 2015, 2014 and 2013
(Amounts in thousands)

	2015	2014	2013
Net loss	$(665,388)	$(15,456)	$(13,959)
Other comprehensive income (loss), net of tax:
Net pension liability adjustment	(287)	(133)	911
Comprehensive loss	$(665,675)	$(15,589)	$(13,048)

The accompanying notes to consolidated financial statements are an integral part of these statements.

Horsehead Holding Corp. and Subsidiaries
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
For the Years Ended December 31, 2015, 2014 and 2013
(Amounts in thousands)

					Accumulated Other Comprehensive (Loss) Income
	Common Stock		Additional Paid-In Capital	Retained Earnings (Deficit)		Non-controlling interest	Total
	Shares	Amount
Balance at December 31, 2012	43,954	$439	$234,115	$144,792	$(244)	$4,179	$383,281
Restricted stock vesting	158	2	(2)	—	—	—	—
Stock compensation expense	—	—	3,209	—	—	—	3,209
Distribution to noncontrolling interests	—	—	—	—	—	(114)	(114)
Net tax benefit of equity award vesting	—	—	(19)	—	—	—	(19)
Restricted stock withheld for taxes	—	—	(411)	—	—	—	(411)
Net proceeds from equity offering	6,325	63	71,933	—	—	—	71,996
Comprehensive (loss) income, net of tax:	—	—	—	(13,959)	911	—	(13,048)
Balance at December 31, 2013	50,437	504	308,825	130,833	667	4,065	444,894
Restricted stock vesting	209	2	(2)	—	—	—	—
Stock compensation expense	—	—	4,768	—	—	—	4,768
Distribution to noncontrolling interests	—	—	—	—	—	(113)	(113)
Net tax benefit of equity award vesting	—	—	(33)	—	—	—	(33)
Restricted stock withheld for taxes	—	—	(683)	—	—	—	(683)
Stock option exercise	73	1	940	—	—	—	941
Comprehensive loss, net of tax:	—	—	—	(15,456)	(133)	—	(15,589)
Balance at December 31, 2014	50,719	507	313,815	115,377	534	3,952	434,185
Restricted stock vesting	195	2	(2)	—	—	—	—
Stock compensation expense	—	—	5,420	—	—	—	5,420
Distribution to noncontrolling interests	—	—	—	—	—	(113)	(113)
Net tax benefit of equity award vesting	—	—	(11)	—	—	—	(11)
Restricted stock withheld for taxes	—	—	(441)	—	—	—	(441)
Stock option exercise	3	—	33	—	—	—	33
Net proceeds from equity offering	9,257	93	77,936	—	—	—	78,029
Comprehensive loss, net of tax:	—	—	—	(665,388)	(287)	—	(665,675)
Balance at December 31, 2015	60,174	$602	$396,750	$(550,011)	$247	$3,839	$(148,573)

The accompanying notes to consolidated financial statements are an integral part of these statements.

Horsehead Holding Corp. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2015, 2014 and 2013
(Amounts in thousands)

	2015	2014	2013
Cash Flows from Operating Activities:
Net loss	$(665,388)	$(15,456)	$(13,959)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	54,824	35,406	29,678
Gain on insurance recovery related to fixed assets	(254)	—	(1,791)
Deferred income tax benefit	(238)	(16,356)	(9,862)
Accretion on debt	3,867	3,766	3,727
Accretion on ESOI liabilities	421	431	445
Amortization and write-off of deferred finance costs	4,976	2,759	2,394
Impairment loss	527,621	—	9,349
(Gain) loss on asset dispositions	(11,029)	915	701
Losses on write down of inventory supplies	3,054	456	2,738
Losses (gains) on derivative financial instruments	901	(1,054)	5,719
Lower of cost or market adjustment to inventories	4,389	3,561	3,739
Stock compensation expense	5,420	4,768	3,209
Capitalization of interest	(2,989)	(14,895)	(29,438)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable, net	18,198	(1,558)	1,338
Decrease (increase) in inventories, net	3,989	10,551	(14,386)
(Increase) decrease in prepaid expenses and other current assets	(1,585)	1,317	3,399
(Increase) in other assets	(580)	(634)	(97)
(Decrease) increase in accounts payable	(3,636)	(46,457)	30,252
(Decrease) increase in accrued expenses	(7,420)	(7,902)	12,667
(Decrease) increase in other long-term liabilities	(3,207)	(277)	2,173
Net cash (used in) provided by operating activities	(68,666)	(40,659)	41,995
Cash Flows from Investing Activities:
Purchase of property, plant and equipment	(33,693)	(110,825)	(311,798)
Insurance proceeds related to fixed assets	254	—	1,791
Increase in restricted cash	(7,939)	—	—
Proceeds related to the sale of land	9,000	—	—
Net cash used in investing activities	(32,378)	(110,825)	(310,007)
Cash Flows from Financing Activities:
Proceeds from the issuance of debt	—	51,300	21,300
Distributions to noncontrolling interest equity holders	(113)	(113)	(114)
Borrowings on the Credit Facilities	79,951	33,324	74,500
Repayments on the Credit Facilities	(57,230)	(35,594)	(18,000)
Debt issuance costs	(1,644)	(1,897)	(524)
Borrowings on the Credit Agreement	496	1,555	13,358
Repayments on the Credit Agreement	(3,065)	(2,929)	(1,866)
Proceeds from the exercise of stock options	33	941	—
Tax effect of share based compensation award exercise and vesting	(11)	(33)	(19)
Restricted stock withheld for taxes	(441)	(683)	(411)
Net proceeds from the issuance of stock	78,029	—	71,996
Net cash provided by financing activities	96,005	45,871	160,220
Net decrease in cash and cash equivalents	(5,039)	(105,613)	(107,792)
Cash and cash equivalents at beginning of period	30,714	136,327	244,119
Cash and cash equivalents at end of period	$25,675	$30,714	$136,327
The accompanying notes to consolidated financial statements are an integral part of these statements

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

NOTE A—ORGANIZATION AND BASIS OF PRESENTATION

Horsehead Holding Corp. (“HHC” or the “Company”) was incorporated in the state of Delaware in May 2003.

The Company is a producer of zinc and nickel-based products sold primarily to customers throughout the United States of America and Canada. It is a U.S. recycler of electric arc furnace (“EAF”) dust and a U.S recycler of hazardous and non-hazardous waste for the specialty steel industry. It also provides short-line railroad service for the movement of materials for both the Company and outside customers. The Company operates in three business segments. See Footnote Y - Segment Information.

The consolidated financial statements include the accounts of HHC and its wholly-owned subsidiaries, Horsehead Corporation (“Horsehead”), Chestnut Ridge Railroad Corp., Horsehead Zinc Recycling, LLC ("HZR"), Horsehead Metals Development, LLC, Horsehead Metal Products, LLC ("HMP"), The International Metals Reclamation Company, LLC (“INMETCO”) and Zochem Inc. (“Zochem”). Intercompany accounts and transactions have been eliminated in consolidation. Certain prior period reclassifications were made to conform with the current period presentation. These reclassifications had no effect on reported net loss, comprehensive loss, cash flows, total assets or shareholders' equity (deficit) as previously reported.

Chapter 11 Bankruptcy Filings

On February 2, 2016, the Company and certain of its subsidiaries (the "Debtors") filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the U.S. Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Debtors continue to operate their businesses as debtors-in-possession subject to the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. The commencement of the Debtors’ Chapter 11 cases constituted events of default that rendered the financial obligations under the Company’s series of notes automatically and immediately due and payable, subject to the imposition of the automatic stay arising pursuant to Section 362 of the Bankruptcy Code. As a result of the Chapter 11 cases, the Company has reclassified all related debt as current at December 31, 2015. See Footnote N - Long-Term Debt and Footnote AA - Subsequent Events for additional information on the Debtors’ Chapter 11 petitions and notices of default.

The Company received notices of default in January 2016, under certain of the Company's credit facilities, as of November 30, 2015 and December 31, 2015. The notices of default rendered the financial obligations under the credit facilities immediately due and payable and the Company, therefore, has reclassified all debt under the credit facilities as current at December 31, 2015 and has written off the remaining deferred finance costs related to debt under the credit facilities as of December 31, 2015.

Liquidity and Going Concern

As a result of the Chapter 11 cases and various other factors, including working capital deficits, losses from continuing operations, and defaults and cross-defaults under various credit agreements, there is substantial doubt about the Company's ability to continue as a going concern.The Company’s financial statements are prepared using accounting principles generally accepted in the United States applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The accompanying historical consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company’s ability to continue as a going concern is dependent on many factors, including the Company’s ability to maintain adequate cash on hand and generate cash from operations for the duration of the Chapter 11 cases, the completion of the Chapter 11 plan of reorganization in a timely manner, and the Company’s ability to achieve profitability following emergence from bankruptcy. The consolidated financial statements do not include any adjustments related to the recoverability or classification of recorded asset amounts or the amount and classification of liabilities that might be necessary if the Company is not successful in addressing these factors nor have they been adjusted to reflect any presentation required in accordance with ASC 852-10, "Reorganizations" as the Company filed for Chapter 11 subsequent to year-end and this is treated as a nonrecognized subsequent event in accordance with ASC 855, "Subsequent Events".
NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on the Company’s historical experience and its expectations of the future and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenues from the sale of finished goods when persuasive evidence of a sales arrangement exists which includes a fixed or determinable price, when passage of title or risk of loss has occurred (which is generally at the time of shipment) and when collectability is reasonably assured.

The Company recognizes service fee revenue when persuasive evidence of a sales arrangement exists which includes a fixed or determinable price, passage of title or risk of loss has occurred (which is generally at the time of receipt of EAF dust that the Company collects from steel mini-mill operators) and when collectability is reasonably assured.

The components of net sales for the years ended December 31, 2015, 2014 and 2013 are as follows:

	2015	2014	2013
Zinc and nickel material goods	$336,484	$372,661	$363,075
Service fee revenue	67,029	73,494	73,423
Other	11,430	7,782	5,438
	$414,943	$453,937	$441,936

One customer comprised 10% and 11% of consolidated net sales for the years ended December 31, 2015 and 2014, respectively. No customer exceeded 10% of consolidated net sales for the year ended December 31, 2013. Our ten largest customers comprised 43%, 44% and 34% of our consolidated net sales in 2015, 2014 and 2013, respectively. Products and services are sold primarily to customers in the hot-dipped galvanizing, rubber, stainless steel and mini-mill markets.

Shipping and Handling Fees and Costs

The Company classifies all amounts billed to a customer in a sales transaction related to shipping and handling as revenue. The Company records shipping and handling costs incurred in cost of sales.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of approximately 90 days or less when purchased to be cash equivalents.

Accounts Receivable

The majority of the Company’s accounts receivable are due from customers primarily in the steel, rubber and galvanizing industries. Credit is extended based on an evaluation of a customer’s financial condition. Generally collateral is not required. Accounts receivable are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts receivable outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company and the condition of the general economy and industry as a whole. The Company writes off accounts receivable when they become uncollectible. Payments subsequently received on such receivables are credited to the allowance for doubtful accounts. The provision (benefit) for bad debt was $184, $(122) and $(19) for 2015, 2014, and 2013, respectively.

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

No customer comprised 10% or more of consolidated accounts receivable at December 31, 2015. One customer comprised 17% of consolidated accounts receivable at December 31, 2014. Ten customers comprised 46% of consolidated accounts receivable at both December 31, 2015 and 2014, respectively.

Inventories

Inventories, which consist primarily of zinc and nickel-bearing materials, chemical reagents and supplies and spare parts are valued at the lower-of-cost-or-market (“LCM”) using a weighted average actual cost method. Zochem values its inventory using the first-in first-out method. Raw materials are purchased, as well as produced, from the processing of EAF dust. Supplies and spare parts inventory used in the production process are purchased and depending on the type of supply or spare part are either: classified as long-term supplies, capitalized until consumption, or expensed immediately. Work-in-process and finished goods inventories are valued based on the costs of raw materials plus applicable conversion costs, including depreciation and overhead costs relating to associated process facilities.

Zinc and nickel are traded as commodities on the London Metals Exchange (“LME”) and, accordingly, product inventories are subject to price fluctuations. When reviewing inventory for LCM adjustments, the Company considers the forward metal prices as quoted on the LME as of the reporting date in determining its estimate of net realizable value and to determine if an adjustment is required. The Company's product revenues are based on the current or prior months’ LME average prices. The LME average price upon which product revenue is based has been reasonably correlated with the forward LME price that is used to determine lower of cost or market adjustments. Supplies are not subject to LME LCM adjustments. See Footnote H - Inventories for further discussion on LCM adjustments.

Supplies are adjusted based on obsolescence and slow moving reviews. The Company records an estimate for slow moving and obsolete inventory ("inventory reserve") based upon our product knowledge, physical inventory observation, future demand, market conditions and an aging analysis of the inventory on hand. For "convenience," the Company reduces inventory cost through a contra asset rather than through a new cost basis.

Property, Plant and Equipment

Property, plant and equipment are stated at cost or acquisition date fair value. Depreciation is provided using the straight-line method. Ordinary maintenance and repairs are expensed as incurred; replacements and betterments are capitalized if they extend the useful life of the related asset. The estimated useful lives of property, plant and equipment are as follows:

Buildings, land and building improvements	3 - 40 years
Machinery and equipment	3 - 30 years

Environmental Obligations

The Company accrues for costs associated with environmental obligations when such costs are probable and can be reasonably estimated. Accruals for estimated costs are adjusted as further information develops or circumstances change and long-term accruals are discounted.

Insurance Claim Liabilities

The Company accrues for costs associated with self-insured retention under certain insurance policies (primarily workers’ compensation) based on estimates of claims, including projected development, from information provided by the third party administrator and a third party actuarial firm. Accruals for estimated costs are undiscounted and are subject to change based on development of such claims. Changes in the estimates of the reserves are included in net income in the period determined. Amounts estimated to be paid within one year have been classified as current liabilities, with the remainder included in non-current liabilities in the Consolidated Balance Sheets.

Asset Retirement Obligations

The fair values of asset retirement obligations are recognized in the period they are incurred if a reasonable estimate of fair value can be made. Asset retirement obligations primarily relate to environmental remediation at three Company locations. The liability is estimated based upon cost studies prepared to estimate environmental remediation upon closure and for purposes of

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

obtaining state permits to operate the facilities. The liability is discounted using the Company’s estimated credit-adjusted risk free interest rate at the time the obligations are recognized.

Contingencies

During the ordinary course of business, the Company is from time to time threatened with, or may become a party to, legal actions and other proceedings. The Company assesses contingencies as to whether they are probable and estimable and records its best estimate of the potential loss. Legal costs associated with these contingencies are recorded as incurred.

As a result of their bankruptcy filings, substantially all proceedings pending against the Debtors have been stayed by operation of Section 362(a) of the Bankruptcy Code.

Income Taxes

Deferred income taxes reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their respective financial reporting amounts. The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

Comprehensive Income (Loss)

The term “comprehensive income (loss)” represents the change in stockholders’ equity from transactions and other events and circumstances resulting from non-stockholder sources. The Company’s other comprehensive income or loss, consisting of pension liability adjustments (net of tax), is reported separately in the accompanying Consolidated Statements of Comprehensive Loss.

Share-Based Compensation

The Company has a share-based compensation plan. Employee stock options are expensed by the Company over the requisite service period, based on the estimated fair value of the award on the date of the grant using the Black-Scholes option-pricing model. Restricted stock unit service or performance related grants are expensed by the Company over the vesting period, with the expense measured based on the stock price on the grant-date multiplied by the number of restricted stock units granted. Restricted stock unit market based grants are expensed by the Company over the vesting period, with the expense determined using a valuation model based on commonly accepted economic theory which is used for all valuations of awards with market conditions. This economic theory is also used as a basis for the Black Scholes and Monte Carlo valuations.

Fair Value

Fair value is measured using inputs from the three levels of the fair value hierarchy. Classification within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement.

The three levels are described as follows:

•
Level 1 - Unadjusted quoted prices in active markets for identical assets and liabilities. Cash and cash equivalents including the money market demand account, accounts receivable, accounts payable, and certain accrued expenses are considered to be in Level 1 of the fair value hierarchy as they approximate their fair value due to the short-term nature of these instruments. (see Note G - Cash and Cash Equivalents).

•
Level 2 - Inputs other than quoted prices included in Level 1 that are observable for the determination of the fair value of the asset or liability, either directly or indirectly. Financial swaps and financial option instruments are carried at fair value and are considered to be in level 2 of the fair value hierarchy. These derivatives are not designated as cash flow hedges and the Company recognizes changes in fair value within the consolidated statements of operations as they occur (see Note T - Accounting for Derivative Instruments and Hedging Activities). Borrowings under the Company's credit facilities are considered to be in Level 2 of the fair value hierarchy (see Note N- Long Term Debt).

Pension assets, which are primarily invested in the Manulife Monthly High Income GIF Fund, are carried at fair value and are considered to be in Level 2 of the fair value hierarchy (see Note R - Employee Benefit Plans).

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

•
Level 3 - Unobservable inputs that are significant to the determination of fair value of the asset or liability. The Convertible Notes, issued on July 27, 2011, were initially valued at fair value and subsequently are carried at amortized cost. The fair value is considered to be in Level 3 of the fair value hierarchy (see Note N - Long-Term Debt). The Senior Secured Notes, issued on July 26, 2012, June 3, 2013 and July 29, 2014 were initially valued at fair value and are subsequently carried at amortized cost. The Unsecured Notes issued on July 29, 2014 were issued and are valued at par value. The fair value of these debt issuances are considered to be in Level 3 of the fair value hierarchy (see Note N - Long-Term Debt). Level 3 inputs are also used in the determination for impairment testing on long-lived assets.

When developing the fair value measurements, the Company uses quoted market prices whenever available or seeks to maximize the use of observable inputs and minimize the use of unobservable inputs when quoted market prices are not available.

Derivatives

The Company does not enter into derivative financial instruments unless it has an existing asset or obligation or anticipates a future activity that could result in exposing it to market risk. The Company uses various strategies to manage its market risk, including the use of derivative instruments to limit, offset or reduce such risk. Derivative financial instruments are used to manage well-defined commodity price risks from the Company’s primary business activity.

The Company records derivative instruments in current assets or current liabilities in the Consolidated Balance Sheets at fair value. These derivatives are not designated as cash flow hedges and the Company recognizes changes in fair value within the Consolidated Statements of Operations as they occur. The fair values of derivative instruments are based upon a comparison of third party counterparties valuations, with whom the Company has entered into substantially identical derivative contracts, to ensure that there is an acceptable level of consistency among them. The valuations utilize forward pricing and an implied volatility of the underlying commodity as well as interest rate forwards and are therefore subject to fluctuation based on the movements of the commodity markets. Cash flows from derivatives are recognized in the Consolidated Statements of Cash Flows in a manner consistent with the underlying transactions.

The Company is exposed to credit loss should counter-parties or clearing agents with which it has entered into derivative transactions become unable to satisfy their obligations in accordance with the underlying agreements. To reduce the risk of such losses, at points in time, the Company utilizes LME-registered contracts entered into with the London Clearing House for some of its contracts. In addition, the Company minimizes credit loss by utilizing four different brokers for its derivative contracts (see Note T - Accounting for Derivative Instruments and Hedging Activities).

Foreign Currency Translation

The functional currency of the Company's Zochem subsidiary, is the U.S. dollar. A portion of Zochem's sales, however, and certain other costs remain in the Canadian Dollar and are converted to U.S. Dollars at month end. The resulting translation effect is included in the Consolidated Statements of Operations.

Earnings (Loss) per Share

Basic earnings (loss) per share are calculated using the weighted-average shares of common stock outstanding. Diluted earnings per share includes the additional effect of other securities, if dilutive, in which case the dilutive effect of such securities is calculated using the treasury stock method (See Note V - Earnings per Share).

Impairment

Long lived assets, which include property, plant and equipment as well as definite life intangible assets, are reviewed for impairment when events and circumstances indicate that the carrying amount of an asset may not be recoverable. The Company's policy is to record an impairment loss when it is determined that the carrying amount of the asset exceeds the sum of the expected undiscounted future cash flows resulting from use of the asset, and its eventual disposition. Impairment losses are measured as the amount by which the carrying amount of the asset exceeds its fair value, normally as determined in either open market transactions or through the use of a discounted cash flow model. Long lived assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

In assessing the recoverability of our long-lived assets, management may be required to make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. This process is subjective and requires judgment at many points throughout the analysis. If such estimates or their related assumptions change in subsequent periods or if actual cash flows or other market measures are below management’s estimates, the Company may be required to record impairment charges for these assets not previously recorded or additional impairments on assets already recorded.

The Company recorded an impairment loss on its Mooresboro facility in December 2015. See Footnote F-Asset Write-Downs and Disposals for additional information on the impairment loss on the Mooresboro facility.

We have no goodwill or indefinite life intangible assets.

Acquisitions

The Company recognizes the assets acquired and the liabilities assumed at their fair values as of the acquisition date. Contingent purchase consideration is recorded at fair value at the date of acquisition. Measuring assets and liabilities at fair value requires the Company to determine the price that would be paid by a third party market participant based on the highest and best use of the assets or interest acquired. The excess of the purchase price over the fair value of the net assets acquired is recorded as goodwill. The excess of the fair value of the net assets acquired over the purchase price is recorded as a bargain purchase gain. Acquisition costs are expensed as incurred.

Supplemental Disclosure of Cash Flow Information

Cash paid for interest in 2015, 2014 and 2013 was $32,420, $28,743 and $24,721, respectively. Cash paid for interest in 2015, 2014 and 2013 includes interest capitalized of $2,989, $13,942 and $23,809, respectively. Due to the significance of interest capitalized during the construction of the Mooresboro facility, consistent with the Company's policy for presentation of capitalized interest on capital intense projects such as Mooresboro within the consolidated statements of cash flows, cash from operations in the Company's Consolidated Statement of Cash Flows for the years ended December 31, 2015, 2014 and 2013, have been adjusted to properly reflect payments related to servicing debt. Cash paid for income taxes in 2015, 2014 and 2013 was $2,760, $1,041 and $2,584, respectively. During 2015, the Company recorded a non-cash investing item as it reclassified $3,085 of supplies inventory to property, plant and equipment.

Variable Interest Entities

Investments in other entities are accounted for using the consolidation, equity or cost basis method depending upon the Company's level of ownership, ability to exercise significant influence over the operating and financial policies of the investee and whether the Company is determined to be the primary beneficiary of a variable interest in an entity.

In December 2013, HMP entered into a joint venture known as ThirtyOx, LLC ("ThirtyOx") with Imperial Zinc Corp. for the acquisition and processing of zinc bearing secondary materials. The processing operation is located in North Carolina near the Company's zinc facility in Mooresboro, North Carolina. When the zinc facility resumes operations and achieves better production levels than prior to idling, we expect that the majority of the feedstock for the zinc facility will be supplied by Horsehead's EAF dust recycling plants. ThirtyOx is expected to supply a portion of the incremental zinc feed required by the zinc facility by recovering secondary zinc oxides from the residues generated by galvanizers, die casters and other users of zinc metal. The ThirtyOx facility became operational in August 2014. HMP's anticipated investment in ThirtyOx is expected to be less than $2.0 million. HMP's net investment in ThirtyOx is $340 at December 31, 2015.

ThirtyOx was determined to be a variable interest entity as its significant activities are directed by a management agreement and not the equity group. HMP has determined that although it does have influence on ThirtyOx, it is not the primary beneficiary of the variable interest. HMP accounts for its investment in ThirtyOx utilizing the equity method of accounting as it does not own over 50% of the joint venture. HMP has recorded its cash contributions to ThirtyOx as an investment which is increased or decreased by its respective share of ThirtyOx pretax income or loss.

The Company has determined that HMP's interest in ThirtyOx is not individually significant to its consolidated balance sheet and income statement and therefore is not required to provide additional disclosures regarding its involvement with this joint venture.

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

Recently Issued Accounting Pronouncements

Adopted

In August 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40) - Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern ("ASU 2014-15"), which requires entities to evaluate their ability to continue as a going concern within one year after the date that the financial statements are issued. Disclosure is required if there is substantial doubt about an entity’s ability to continue as a going concern. The guidance in ASU No. 2014-15 is effective for annual and interim periods ending after December 15, 2016 with early application permitted. The Company adopted the ASU as of December 31, 2015. See Note A - Organization and Basis of Presentation for further disclosures as required by ASU 2014-15.

In April 2014, the FASB issued ASU No. 2014-08 ("ASU 2014-8"), Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360)-Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. Under the new guidance, discontinued operations reporting will be limited to disposal transactions that represent strategic shifts having a major effect on operations and financial results. The amended guidance also enhances disclosures and requires assets and liabilities of a discontinued operation to be classified as such for all periods presented in the financial statements. ASU 2014-08 became effective for public companies for annual periods beginning on or after December 15, 2014 and interim periods within those years. Due to the change in requirements for reporting discontinued operations described above, presentation and disclosures of future disposal transactions after adoption may be different than under current standards. These changes also require expanded disclosures for all disposals of components of an entity, whether or not the threshold for reporting as a discontinued operation is met, related to profit or loss information and/or asset and liability information of the component. The adoption of this guidance had no impact on the Consolidated Financial Statements. This guidance will need to be considered in the event the Company initiates a disposal of a component.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes ("ASU 2015-17"). To simplify the presentation of deferred income taxes, ASU No. 2015-17 requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. ASU No. 2015-17 is effective for financial statements issued for annual reporting periods beginning after December 15, 2016 and interim periods within those years. Earlier application is permitted. The Company adopted ASU No. 2015-17 as of December 31, 2015 on a prospective basis. This guidance impacts presentation only, therefore, the adoption of the new requirements of ASU 2015-17 did not have any impact on the Company’s consolidated results of operations. However the adoption of new requirement nets the deferred tax assets and deferred tax liabilities on the consolidated balance sheet. See Note P - Income Taxes for further detail on the deferred tax as of December 31, 2015.
Issued
In March 2016 the FASB issued ASU No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09"). ASU No. 2016-09 affects all entities that issue share-based payment awards to their employees and simplifies several aspects of the accounting for share-based payment transactions, including income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows, including recognizing all excess tax benefits and tax deficiencies as income tax expense or benefit in the income statement rather than in additional paid-in capital. ASU No. 2016-09 is effective for financial statements issued for annual reporting periods beginning after December 15, 2016 and interim periods within those years. Earlier application is permitted. The impact from adoption of the new requirements of ASU No. 2016-09 on the Company’s consolidated financial position or results of operations has not yet been determined.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) ("ASU 2016-02"). ASU No. 2016-02 affects any entity that enters into a lease (as that term is defined in the ASU) and its guidance supersedes Topic 840, Leases. ASU No. 2016-02 requires lessees to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position. For finance leases, lessees are required to recognize interest on the lease liability separately from amortization of the right-of-use asset in the statement of operations and classify repayments of the principal portion of the lease liability within financing activities and payments of interest on the lease liability and variable lease payments within operating activities in the statement of cash flows. For operating leases, lessees are required to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis and classify all cash payments within

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

operating activities in the statement of cash flows. In transition, lessees are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. ASU No. 2016-02 is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Earlier application is permitted. The impact from adoption of the new requirements of ASU No. 2016-02 on the Company’s consolidated financial position or results of operations has not yet been determined.
In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory ("ASU 2015-11"). ASU No. 2015-11 requires entities to measure inventory at the lower of cost and net realizable value and is effective for financial statements issued for annual reporting periods beginning after December 15, 2016 and interim periods within those years. Earlier application is permitted. Application of the new requirements of ASU No. 2015-11 is not expected to have a material impact on the Company’s consolidated financial position or results of operations.
In April 2015, the FASB issued ASU 2015-03, Interest - Imputation of Interest (Topic 835) ("ASU 2015-03") which changes the presentation of debt issuance costs in financial statements to present such costs as a direct deduction from the related debt liability rather than as an asset. ASU 2015-03 will become effective for public companies during interim and annual reporting periods beginning after December 15, 2015. Early adoption is permitted. The adoption of this guidance, when effective, will not have any material impact on the Company's results of operations but will require the Company to present any capitalized deferred finance fees as a reduction of the related debt on the consolidated balance sheet. In August 2015, the FASB issued ASU 2015-15, Presentation and Subsequent Measurement of Debt Issuance Cost Associated with Line-of-Credit Arrangements (Topic 835) ("ASU 2015-15") since the guidance under ASU No. 2015-03, did not address presentation or subsequent measurement of debt issuance costs related to line-of-credit arrangements. ASU 2015-15 allows entities to defer and present debt issuance costs related to line-of-credit arrangements as an asset and subsequently amortize the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The Company's policy is to present debt issuance costs related to line-of-credit arrangements as an asset and therefore adoption of ASU 2015-15 will have no impact on its financial position nor results of operations.

In February 2015, The FASB issued ASU No. 2015-02, Consolidation (Topic 810) ("ASU 2015-02") which updates the considerations on whether an entity should consolidate certain legal entities. The update changes the way that entities evaluate limited partnerships and fees paid to service providers in the consolidation determination. ASU 2015-02 will become effective for public companies during interim and annual reporting periods beginning after December 15, 2015. Early adoption is permitted. The Company does not expect the adoption of ASU 2015-02 to have a material impact on its Consolidated Financial Statements.

In May 2014, the FASB and the International Accounting Standards Board (“IASB”) jointly issued ASU No. 2014-9, Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09"), which clarifies the principles for recognizing revenue and develops a common revenue standard for GAAP and International Financial Reporting Standards (“IFRS”). The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. ASU 2014-09 was to be effective for public entities for annual and interim periods beginning after December 15, 2016; however, in August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606) and delayed the effective date of the new revenue standard by one year. Reporting entities may choose to adopt the standard as of the original effective date. The Company is currently evaluating the impact of adopting this guidance on its financial position and results of operations.

There have been no other recently issued accounting updates that had or may have a material impact on the Company’s Consolidated Financial Statements.
NOTE C - EQUITY OFFERINGS

On September 27, 2013, the Company filed with the Securities and Exchange Commission ("SEC") a shelf registration statement on Form S-3, which was declared effective on October 3, 2013. On October 30, 2013, the Company completed an underwritten public offering under the shelf registration statement of 6,325 shares of its common stock, including 825 shares sold pursuant to the underwriters' exercise of an option to purchase additional shares. At the public offering price of $12.00 per share, the gross proceeds from the offering were $75,900. The net proceeds realized by the Company from the offering, after accounting for $3,416 in underwriting discounts and commissions and $488 in expenses relating to the offering, were $71,996. The net proceeds were available for general corporate purposes, including capital expenditures, acquisitions and working capital.

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

On January 28, 2015, the Company completed an underwritten public offering of 5,750 shares of its common stock, including 750 shares sold pursuant to the underwriters' exercise of an option to purchase additional shares. At the public offering price of $12.75 per share of common stock, the gross proceeds from the offering were $73,313. The net proceeds realized by the Company from the offering, after deducting $3,299 in underwriting discounts and commissions and $392 in expenses relating to the offering, were $69,622. The net proceeds were available for general corporate purposes, which may include capital expenditures, acquisitions, working capital and liquidity for operational contingencies.

On October 23, 2015, the Company entered into an at-the-market equity offering ("ATM") sales agreement pursuant to which the Company could offer and sell, from time to time, shares of its common stock having an aggregate offering price of up to $50,000, through its sales agent. Subject to the terms and conditions of the sales agreement, the sales agent used commercially reasonable efforts to sell shares of the Company’s common stock in such number, at such times and at such prices as the Company determined. Sales of the shares of the Company’s common stock were made by any method deemed to be an “at-the-market offering” as defined in Rule 415 under the Securities Act of 1933, as amended, including, sales made directly on or through the NASDAQ Global Select Market or sales made to or through a market maker other than on an exchange, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices. The offering was made under the Company’s registration statement on Form S-3. From October 23, 2015 to December 2, 2015, the Company sold 3,507 shares at an average price of $2.60 per share of common stock. The aggregate gross proceeds from the ATM offering were $9,109. The net proceeds realized by the Company from the ATM offering, after deducting $300 in underwriting discounts and commissions and $402 in expenses related to the offering were $8,407. The Company used the net proceeds from the sale of the shares of its common stock for general corporate purposes, which included liquidity for operational contingencies, working capital and capital expenditures. Sale of equity under the ATM program was suspended by the Company on December 2, 2015.
NOTE D - RESTRUCTURING EXPENSES

On October 31, 2013, the Company notified various required parties, as required by the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq., that a majority of its manufacturing operations at the Company's former plant located in Monaca, Pennsylvania would be permanently closed and shut down within several months from the notification date. The Company ceased the zinc oxide and high purity zinc metal refinery operations at the Monaca facility on December 23, 2013 and ceased production at the zinc smelter at the end of April 2014. In connection with these actions, the Company permanently terminated the employment of five hundred ten salaried and hourly positions.

Costs and the related liabilities due to involuntary termination costs associated with one-time benefit arrangements provided as part of an exit or disposal activity are recognized by the Company when a formal plan for reorganization is approved at the appropriate level of management and communicated to the affected employees. The Company recorded a charge of $7,691 during the fourth quarter of 2013 and an additional charge of $288 during 2014 for severance and other employee-related costs associated with the closing of the Monaca, Pennsylvania facility.

The restructuring accrual was as follows:

Accrual at October 31, 2013	$7,517
Adjustments to previously recorded restructuring charges	174
Cash payments	(9)
Accrual at December 31, 2013	7,682
Adjustments to previously recorded restructuring charges	288
Cash payments	(7,509)
Remaining accrual at December 31, 2014	461
Cash payments	(461)
Remaining accrual at December 31, 2015	$—

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

NOTE E - NEW MARKETS TAX CREDIT PROGRAM FINANCING

On June 8, 2009, the Company completed a financing arrangement under the New Markets Tax Credit (“NMTC”) program to help fund an expansion project in Barnwell, South Carolina. This financing arrangement was an equity investment in our subsidiary HZR and provided $5,925 of NMTC funds to be used for completion of the development of the project site and construction of buildings and other real property. The funds and the accrued interest thereon were held in escrow and were released upon completion of the aforementioned project site development.

A portion of the funds are in the form of an equity investment by Banc of America CDE III, LLC and CCM Community Development IV LLC, in the amount of $5,670. The equity holders are consolidated in the Company’s Consolidated Balance Sheets as of December 31, 2015 and 2014 but do not share in the earnings and losses of the Company, however, they are entitled to cash payments of 2% per annum on their investment. The equity holders also have the option (the “purchase option”) of having their investment purchased by the Company at the end of their seven year investment period in the project. The purchase option totals $360 and is treated as a reduction of their equity holdings and is recorded in Accrued expenses on the Consolidated Balance Sheets as of December 31, 2015 and in Other long-term liability on the Consolidated Balance Sheets as of December 31, 2014. The Company incurred $838 in equity issuance costs related to the financing arrangement which were deducted from the equity proceeds, leaving net proceeds of $4,472 as a non-controlling interest in the Company’s Stockholders’ Equity as of December 31, 2009. The first six payments were made each January beginning in 2010 and reduced the balance of the non-controlling interest to $3,839 at December 31, 2015. A portion of the NMTC funds are in the form of a seven-year loan in the amount of $255. The loan is recorded in Current maturities of long-term debt as of December 31, 2015 and Long-term debt, less current maturities as of December 31, 2014 on the Consolidated Balance Sheets of the Company.

On January 22, 2016, the minority equity holders issued Notices of Non-Payment to the Company as a result of annual payments not being made in accordance with various agreements. This, along with the Debtor's bankruptcy filing on February 2, 2016, resulted in events of default under the NMTC arrangement. These defaults resulted in additional interest and fees as of May 31, 2016 of approximately $140. See Note A - Organization and Basis of Presentation and Note AA - Subsequent Events, for additional information about the Chapter 11 proceedings.
NOTE F - ASSET WRITE-DOWNS AND DISPOSALS

During the year ended December 31, 2015, the Company's operations were significantly impacted due to the dramatic decline in zinc, nickel and other commodity prices, continuing issues that delayed the ramp-up of the Mooresboro zinc facility, and lower EAF dust receipts reflecting weaker steel production. Additionally, on January 22, 2016 the Company temporarily idled the Mooresboro facility in the face of severe liquidity constraints and the Company's determination that the facility was incapable of generating positive cash flow in the future without significant additional capital investment and/or a recovery in commodity prices. In light of the above facts, during the fourth quarter of 2015, the Company determined a triggering event occurred with respect to its long-lived asset groups that required it to assess if the carrying amount of its long-lived asset may not be recoverable in accordance with ASC 360, Property, Plant and Equipment. The Company performed the required first step of the impairment test and determined the carrying amount of its Mooresboro asset group exceeded the sum of the expected undiscounted cash flows; none of the other asset groups resulted in such conclusion. The Company proceeded to the second step of the impairment test where it was required to determine a fair value for the Mooresboro asset group and recognize an impairment loss if the carrying value exceeded fair value.
Fair value of the Mooresboro asset group was determined using i) published prices of Company’s publicly traded debt and equity coupled with ii) the latest twelve months revenue multiples of selected comparable guideline companies to isolate the Mooresboro asset group’s fair value. The income approach was not considered an appropriate fair value measurement due to the absence of reliable forecast data as the facility was idled indefinitely in early 2016 as a result of uncertainty around timing of future capital inflows necessary to make required capital improvements to generate positive cash flows stemming from the Chapter 11 proceedings as well as uncertainty around recovery timing of commodity prices. As a result of the impairment test, the Company recorded a non-cash, pretax long-lived asset impairment loss of $527,621 for the Mooresboro asset group. The write down resulted in a reduction of $574,060 in the cost and $46,439 in the accumulated depreciation of the Company’s property, plant and equipment. The total amount of this write-down is included in Loss from operations in the Consolidated Statement of Operations for the year ended December 31, 2015. Following the write-down of the asset group, the remaining net book value of the Mooresboro asset group was $87,643 at December 31, 2015. The impairment charge did not impact the Company’s business operation or future cash flows nor did it result in any cash expenditures.

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

On October 31, 2013, the Company notified various related parties, as required by the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq., that a majority of Horsehead's manufacturing operations at its Monaca, Pennsylvania facility would be permanently closed and shut down within several months from the notification date. Based upon this notice, the Company recorded a final impairment charge of $9,349 during the fourth quarter of 2013 related to this facility. The write down resulted in a reduction of $41,644 in the cost and $32,295 in the accumulated depreciation of the Company’s property, plant and equipment. The total amount of this write-down is included in Loss from operations in the Consolidated Statement of Operations for the year ended December 31, 2013. The net book value of the remaining assets of the Monaca facility was approximately $5 million at December 31, 2013 and no additional impairment charges were recorded related to the Monaca facility in other periods.

Except for the 2015 impairment, explained above, the impairment charge calculations were performed using average expected future cash flows under various likelihoods of asset retirements or dispositions. The cash flows were then discounted and compared to the book value of the related assets and the difference resulted in the impairment charge.

As discussed in Note B - Summary of Accounting Policies - Impairment, in assessing the recoverability of our long-lived assets, management may be required to make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. This process is subjective and requires judgment at many points throughout the analysis. If such estimates or their related assumptions change in subsequent periods or if actual cash flows or other market measures are below management’s estimates, the Company may be required to record impairment charges for these assets not previously recorded or additional impairments on assets already recorded.

On November 7, 2014, the Company announced that Shell Chemical LP ("Shell") had exercised an option to purchase the Monaca, Pennsylvania site under an Amended and Restated Option and Purchase Agreement. The only remaining asset at the Monaca facility, land, had a book value of approximately $1,210. The sale was completed in June 2015 and the Company recorded a gain on the sale of land of $12,152, which included recognition of a $4,500 deferred gain. The gain is recorded in Loss from operations in the Consolidated Statement of Operations for the year ended December 31, 2015.

The Company incurred a loss of $1,122, $915 and $701 in 2015, 2014 and 2013, respectively, on the disposal of machinery and equipment. The cost and accumulated depreciation of the assets disposed were $3,115 and $1,993, respectively, in 2015, $1,751 and $836, respectively, in 2014 and $3,550 and $2,849, respectively, in 2013.
NOTE G - CASH AND CASH EQUIVALENTS
Cash and cash equivalents consisted of the following at December 31, 2015 and 2014:

	2015	2014
Cash in bank	$25,675	$30,497
Money market demand account	—	217
	$25,675	$30,714

The Company’s cash balance was concentrated in two U.S. banks and one Canadian bank at December 31, 2015 and three U.S. banks and one Canadian bank at December 31, 2014. The Company carries deposits in excess of federally insured amounts. At December 31, 2015, the Company had $856 in cash held at foreign institutions.

The money market demand account carried an interest rate of 0.20% at December 31, 2014. The cash balances approximate fair value.

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

NOTE H—INVENTORIES
Inventories consisted of the following at December 31, 2015 and 2014:

	2015	2014
Raw materials	$12,230	$17,493
Work-in-process	2,776	2,847
Finished goods	19,545	21,885
Supplies and spare parts	10,458	18,345
	45,009	60,570
Excess and obsolete inventory reserves	(4,518)	(5,562)
	$40,491	$55,008

The provision (benefit) for slow-moving inventory was $4,070, $(34) and $3,807 for 2015, 2014 and 2013, respectively.
During the fourth quarter of 2013, the Company wrote down its supplies inventory by $2,738 at its Monaca, Pennsylvania facility to net realizable value in anticipation of the closing of the facility. During the second quarter of 2014, the Company took a final write down of $456 on its supplies inventory at its Monaca facility after its closure in April. During the fourth quarter of 2015, the Company wrote down its supplies inventory by $3,054 at its recycling and zinc production facilities due to obsolescence. These charges are included in the Cost of sales of zinc material and other goods in the Consolidated Statement of Operations.

The Company recorded LCM adjustments of $4,389 to its finished goods inventories during 2015, $3,561 to its finished goods inventories during 2014 and $3,739 to its raw material and finished goods inventories in 2013. The 2015, 2014 and 2013 LCM adjustments were the result of the declining LME zinc price, increased production costs in 2013 and 2014 at Monaca as the plant operated at inefficient levels during the impending shutdown, and the incurrence of higher than normal production costs in 2014 and 2015 at the new zinc facility in Mooresboro, North Carolina as it operated at inefficient levels during startup.
NOTE I - PREPAID EXPENSES AND OTHER CURRENT ASSETS
Prepaid expenses and other current assets consisted of the following at December 31, 2015 and 2014:

	2015	2014
Deferred finance costs	4,705	—
Other	5,410	3,755
	$10,115	$3,755
See Note N – Long Term Debt for more information regarding Deferred finance costs.
NOTE J - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following at December 31, 2015 and 2014.

	2015	2014
Land and land improvements	$24,437	$50,117
Buildings and building improvements	41,083	96,904
Machinery and equipment	299,009	736,815
Construction in progress	8,847	33,556
	373,376	917,392
Less accumulated depreciation	(118,535)	(118,299)
	$254,841	$799,093

The Company capitalized $2,989, $14,895 and $29,438 of interest expense during the years ended December 31, 2015, 2014 and 2013, respectively, related to the construction of the Mooresboro zinc facility which began operations in May 2014.

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

Through December 31, 2015, the Company had capitalized a total of $58,383 of interest expense related to the Mooresboro zinc facility. The Company recorded an impairment charge of $527,621 related to the Mooresboro facility. See Footnote F-Asset Write-downs and Disposals for information on impairment of the Mooresboro facility. In January 2016, the Mooresboro zinc facility was temporarily idled. See Footnote AA-Subsequent Events, for information on the temporary idling of the Company's Mooresboro facility.

Depreciation expense for 2015, 2014 and 2013 was $54,082, $34,326 and $28,176, respectively.
NOTE K - INTANGIBLE ASSETS

Intangible assets consisted of the following at December 31, 2015 and 2014:

	2015	2014
Customer contracts	$10,915	$10,915
Customer relationships	1,518	2,068
Non-compete agreements	789	789
Trademark	812	812
Technology	400	930
	14,434	15,514
Less accumulated amortization	(4,983)	(5,322)
	$9,451	$10,192

Intangible assets are amortized on a straight-line basis over their useful lives, which are fifteen to twenty years for the customer contracts and customer relationships, three to twenty years for trademarks, seventeen years for the non-compete agreement and ten years for the technology asset. The Company amortized $742, $1,080 and $1,502 in 2015, 2014 and 2013, respectively, related to intangible assets and will amortize $740 each year for the next five years.
NOTE L - RESTRICTED CASH

At December 31, 2015, the Company had a total of $7,939 recorded as Restricted Cash in the Company's Consolidated Balance Sheet to cash collateralize letters of credit. The letters of credit outstanding were entered in to collateralize self-insured claims for workers’ compensation and general insurance claims.

NOTE M - DEFERRED FINANCE COSTS AND OTHER
Deferred finance costs and other at December 31, 2015 and 2014 consisted of the following:

	2015	2014
Deferred finance costs	$—	$8,042
Other	1,496	1,220
	$1,496	$9,262

See Note N – Long Term Debt for information regarding the reclassification or write-off of deferred finance costs.

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

NOTE N - LONG –TERM DEBT

Long-term debt consisted of the following at December 31, 2015 and 2014:

	2015	2014
Loan Payable, related to New Market Tax Credit program	$255	$255
3.80% Convertible Senior Notes due July 2017, net of debt discount	93,403	89,448
10.50% Senior Secured Notes due June 2017, including the debt premium	205,081	205,169
9.00% Senior Unsecured Notes due July 2017	40,000	40,000
ABL Facility, interest payable at variable rates	—	14,830
Zochem Credit Facility, interest payable at variable rates	17,500	19,400
INMETCO Credit Facility, interest payable at variable rates	—	20,000
Macquarie Credit Facility, interest payable at variable rates	59,451	—
Credit Agreement, interest payable at variable rates	17,389	19,958
	433,079	409,060
Less portion currently payable	433,079	3,044
	$—	$406,016

The loan payable is associated with the NMTC program discussed in Note E - New Markets Tax Credit Program Financing. It is an interest only loan with principal due in June 2016.

Convertible Senior Notes

On July 27, 2011, the Company issued $100,000 of 3.80% Convertible Senior Notes due 2017 (the “Convertible Notes”) in a private placement. The Company received proceeds of $100,000 and recognized $3,481 in issuance costs in connection with the offering. The Company used the proceeds from the offering for the initial stages of construction for the Mooresboro zinc facility and for general corporate purposes, including working capital needs, investment in business initiatives, capital expenditures and acquisitions.

Interest on the Convertible Notes is payable semi-annually in arrears on July 1 and January 1 of each year at a rate of 3.80% per annum. The Convertible Notes mature on July 1, 2017. At December 31, 2015, the Convertible Notes were convertible into shares of the Company’s common stock, cash, or a combination of the Company’s common stock and cash, at the Company’s election, at an initial conversion rate of 0.0666667 shares of the Company’s common stock per $1 principal amount of the Convertible Notes (approximately 6,666.67 underlying shares), which was equivalent to an initial conversion price of approximately $15.00 per share of common stock, subject to adjustment in certain circumstances, as defined in the indenture governing the Convertible Notes.

The Convertible Notes are senior unsecured obligations of the Company and at December 31, 2015, ranked senior in right of payment to its future indebtedness expressly subordinated in right of payment to the Convertible Notes; equal in right of payment to its existing and future unsecured indebtedness not so subordinated; effectively junior in right of payment to any of its secured indebtedness, to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness and other liabilities (including trade payables) of its subsidiaries.

At December 31, 2015, holders of the Convertible Notes could convert their Convertible Notes at the applicable conversion rate at any time on or after April 1, 2017 until the close of business on the second business day immediately preceding the maturity date. The Convertible Notes could be converted prior to April 1, 2017 only under certain circumstances. If the Company underwent a fundamental change, as defined in the indenture governing the Convertible Notes, holders could require the Company to repurchase for cash all or a portion of their notes at a price equal to 100% of the principal amount of the Convertible Notes to be repurchased plus any accrued and unpaid interest up to, but excluding the fundamental change repurchase date. At December 31, 2015, the Company did not have the right to redeem the Convertible Notes prior to the stated maturity date of July 1, 2017 and no sinking fund was provided for the Convertible Notes.

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

In accordance with the guidance under ASC 815-15 Embedded Derivatives and ASC 470-20 Debt with Conversion and other Options, at issuance, the Company separately accounted for the liability and equity components of the Convertible Notes to reflect the Company’s nonconvertible borrowing rate when interest cost is recognized in subsequent periods. The fair value of the liability component of the Convertible Notes was calculated to be $78,174, at issuance, and was determined by measuring the fair value of a similar liability that does not have an associated equity component. The nonconvertible rate was determined by the Company to be 8.5%. The carrying amount of the embedded conversion option (the debt discount) of $21,826 was determined by deducting the fair value of the liability component from the initial proceeds of the Convertible Notes and was recorded, net of deferred taxes of $8,805, as additional paid-in capital. The Company is accreting the long-term debt balance to par value over the term of the notes using the interest method as required by ASC 835-30 Imputation of Interest.

Costs of $3,481 associated with the issuance were allocated to the liability and equity components in proportion to the allocation of the fair value of the Convertible Notes. As such, $2,721 were accounted for as debt issuance costs attributable to the liability component of the Convertible Notes and were capitalized as a component of other assets. These costs were to be amortized to interest expense over the term of the Convertible Notes and are included as a component of interest expense. As discussed in more detail below, due to the filing of relief under Chapter 11 of the Bankruptcy Code, all remaining debt issuance costs were reclassified to current and are included in Prepaid expenses and other current assets in the Consolidated Balance Sheet at December 31, 2015. The Company recognized interest expense of $460 related to the amortization of debt issuance costs for each of the years ended December 31, 2015, 2014 and 2013. The remaining issuance costs of $760 were accounted for as equity issuance costs and were recorded in additional-paid in capital in 2011.

During the years ended December 31, 2015, 2014 and 2013, the Company recognized $7,755, $7,433 and $7,139, respectively, in interest expense related to the Convertible Notes. Interest expense includes the contractual interest coupon of 3.80% and amortization of the discount on the liability component. This interest expense reflects an effective interest rate of 8.50%.

The carrying amount of the Convertible Notes was $93,403 with an unamortized discount of $6,597 at December 31, 2015. The carrying amount of the Convertible Notes was $89,448 with an unamortized discount of $10,552 at December 31, 2014. The carrying amount of the equity component was $3,564 and $6,052 at December 31, 2015 and 2014, respectively. The accumulated accretion related to the equity component was $9,457 and $6,969 at December 31, 2015 and 2014, respectively. The fair value of the Convertible Notes was estimated to be approximately $26,000 and $122,000 at December 31, 2015 and 2014, respectively, per pricing obtained from a pricing data service. The data service triangulates pricing based on market indications and their quotes do not represent actual trades only implied pricing based on the bid-ask in the market.

The commencement of the Debtors’ Chapter 11 cases filed on February 2, 2016 constituted an event of default that rendered the financial obligations under the Convertible Notes automatically and immediately due and payable. As a result, the Company has reclassified the Convertible Notes to Current maturities of long-term debt in the Consolidated Balance Sheet at December 31, 2015. In February 2016, in connection with the Chapter 11 proceedings, Delaware Trust Company was appointed as trustee under the indenture governing the Convertible Notes. See Note A - Organization and Basis of Presentation and Note AA - Subsequent Events, for additional information about the Chapter 11 proceedings.
ABL Facility
On September 28, 2011, the Company’s subsidiary Horsehead entered into an ABL Facility (the "ABL Facility"), as borrower, with PNC Bank, as agent and lender, to support liquidity needs for the Company’s Mooresboro zinc facility and to allow for the availability of previously restricted cash. Horsehead Holding Corp. also entered into the ABL Facility, as guarantor of Horsehead’s obligations.
The ABL Facility provided for a five-year senior secured revolving credit facility in an aggregate principal amount of up to $60,000. The aggregate amount of loans permitted to be made under the revolving credit facility could not exceed a borrowing base consisting of the lesser of: (a) $60,000, minus the aggregate undrawn amount of outstanding letters of credit, or (b) the sum of certain portions of eligible accounts receivable and eligible inventory of Horsehead, minus the aggregate undrawn amount of outstanding letters of credit and certain availability reserves. Up to an aggregate of $30,000 was available to Horsehead for the issuance of letters of credit, which reduced availability under the ABL Facility.
The ABL Facility was terminated on July 6, 2015 when an $80,000 secured revolving credit facility became effective among Horsehead, HMP, The International Metals Reclamation Company, LLC (“INMETCO”) and Macquarie Bank Limited ("Macquarie"), as administrative agent and sole arranger (the "Macquarie Credit Facility"). The Macquarie Credit Facility replaced both the $20,000 INMETCO Facility (as defined below) and the $60,000 ABL Facility.

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

The Company incurred total issuance costs of $600 in connection with the ABL Facility. These costs were capitalized in the Company’s Consolidated Balance Sheet as a component of other assets. The issuance costs were being amortized to interest expense over the term of the ABL Facility. The remaining unamortized issuance costs of $201 related to the ABL Facility were written off to interest expense during the third quarter of 2015. Interest expense of $281, $122 and $90 related to the amortization of deferred finance costs was recorded during the years ended December 31, 2015, 2014 and 2013, respectively.

Senior Secured Notes

On July 26, 2012, the Company completed a private placement of $175,000 in aggregate principal amount of 10.50% Senior Secured Notes due 2017 (the “Secured Notes”), at an issue price of 98.188% of par. The Company received proceeds of $171,829 and recognized approximately $7,732 in issuance costs in connection with the offering. The total net proceeds from the offering were $164,097. The Company used the proceeds from the Secured Notes to pay for the completion of the construction of the Company’s Mooresboro zinc facility and the remainder for general corporate purposes, including working capital needs, investment in other business initiatives and other capital expenditures. The Company recorded an initial debt carrying value of $171,829 (net of the debt discount of $3,171) and is accreting the long-term debt balance to par value over the term of the Secured Notes using the interest method as required by ASC 835-30 Imputation of Interest. Interest expense includes the contractual interest coupon of 10.50% and amortization of the debt discount to reflect an effective interest rate of 11.00%.

On June 3, 2013, the Company completed the sale to certain purchasers of an additional $20,000 in aggregate principal amount of its Secured Notes (the “2013 Additional Notes”) at an issue price of 106.50% of the principal amount of the 2013 Additional Notes plus accrued interest from June 1, 2013, in a private placement to investors who were both qualified institutional buyers and accredited investors. The Company received net proceeds of $20,955 after deducting approximately $345 in issuance costs in connection with the offering. The Company recorded an initial debt carrying value of $21,300 (including the debt premium of $1,300) and is amortizing the long-term debt balance to par value over the remaining term of the Secured Notes using the interest method as required by ASC 835-30 Imputation of Interest. Interest expense includes the contractual interest coupon of 10.50% and amortization of the debt premium to reflect an effective interest rate of 8.6%.

On July 29, 2014, the Company completed the sale of an additional $10,000 aggregate principal amount of the Company’s 10.50% Secured Notes due 2017 (the “2014 Additional Notes”), at an issue price of 113.00% of par. The 2014 Additional Notes were offered to investors who were both qualified institutional buyers and accredited investors in a private placement. The Company received net proceeds of $10,962 after deducting approximately $338 in issuance costs in connection with the offering.The Company recorded an initial debt carrying value of $11,300 (including the debt premium of $1,300) and is amortizing the long-term debt balance to par value over the remaining term of the Secured Notes using the interest method as required by ASC 835-30 Imputation of Interest. Interest expense includes the contractual interest coupon of 10.50% and amortization of the debt premium to reflect an effective interest rate 5.5%.
Interest on the Secured Notes, 2013 Additional Notes and 2014 Additional Notes (collectively, the "Senior Secured Notes") is payable at a rate of 10.50% per annum, in cash semi-annually, in arrears, on June 1 and December 1 of each year. The Senior Secured Notes mature on June 1, 2017. The Company recorded interest expense of $21,283, $21,053 and $19,986 for the years ended December 31, 2015, 2014 and 2013, respectively.

At December 31, 2015, the Senior Secured Notes were fully and unconditionally guaranteed, on a senior secured basis, by the Company’s existing and future domestic restricted subsidiaries, other than certain excluded subsidiaries (the “Guarantors”). The Senior Secured Notes and the related guarantees were secured by a first-priority lien on all of the Company’s and the Guarantors’ existing and future property and assets, whether real, personal or mixed (other than certain excluded assets), subject to certain permitted liens; provided that the lien on the accounts receivable, inventory, certain deposit accounts, cash and certain other assets and, in each case, the proceeds thereof, of Horsehead and the guarantors under the Macquarie Credit Facility was a second-priority lien. The Senior Secured Notes were the Company’s and the Guarantors’ senior secured obligations. The Senior Secured Notes and the guarantees ranked equal in right of payment with any of the Company’s and the Guarantors’ senior indebtedness, including indebtedness under the Macquarie Credit Facility and the Company’s Convertible Notes. The Senior Secured Notes and the guarantees ranked senior in right of payment to any of the Company’s and the Guarantors’ future indebtedness that is expressly subordinated to the Senior Secured Notes or guarantees. The Senior Secured Notes and the guarantees were effectively senior to any of the Company’s or the Guarantors’ unsecured indebtedness, including the Convertible Notes, to the extent of the value of the collateral securing the Senior Secured Notes, and the Senior Secured Notes were effectively senior to indebtedness of the Company that was not guaranteed by the Guarantors, including the Company’s Convertible Notes, to the extent of the value of the guarantees. With respect to the collateral securing the Senior Secured Notes, the Senior Secured Notes and the guarantees were

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

effectively junior to the Company’s and the Guarantors’ obligations under the Macquarie Credit Facility, to the extent of the value of the collateral securing the Macquarie Credit Facility on a first-lien basis, and effectively senior to the Company’s and the Guarantors’ obligations under the Macquarie Credit Facility, to the extent of the value of the collateral securing the Macquarie Credit Facility on a second-lien basis.

At December 31, 2015, the Company could redeem some or all of the Senior Secured Notes prior to June 1, 2016, by paying a make-whole premium, plus accrued and unpaid interest, if any, to the date of redemption or, on or after June 1, 2016, at a redemption price equal to 105.25%, plus accrued and unpaid interest, if any, to the date of redemption.

The Indenture contains certain covenants including the following: (i) incur additional indebtedness and guarantee indebtedness; (ii) declare or pay dividends, redeem capital stock or make other distributions to stockholders; (iii) make investments and acquire assets; (iv) sell or transfer certain assets; (v) enter into transactions with affiliates; (vi) create liens or use assets as security in other transactions; (vii) enter into sale and leaseback transactions; (viii) merge or consolidate, or sell, transfer, lease or dispose of substantially all of its assets; and (ix) make certain payments on indebtedness. The Indenture also provides for customary events of default. On October 24, 2012, the Company entered into the First Supplemental Indenture to the Senior Secured Notes to add HMP as an additional subsidiary guarantor under the Indenture.

At December 31, 2015, there was an aggregate of $205,000 par value of Senior Secured Notes outstanding. The carrying amount of the Senior Secured Notes was $205,081 with an unamortized premium of $81 at December 31, 2015. The carrying amount of the Senior Secured Notes was $205,169 with an unamortized premium of $169 at December 31, 2014. The fair value of the Senior Secured Notes was estimated to be approximately $138,000 and $224,000 at December 31, 2015 and 2014, respectively, per pricing obtained from a pricing data service. The data service triangulates pricing based on market indications and their quotes do not represent actual trades only implied pricing based on the bid-ask in the market.

Costs of $8,415 associated with the issuance of the Senior Secured Notes were capitalized as a component of other assets. These costs were to be amortized to interest expense over the term of the Senior Secured Notes. As discussed in more detail below, due to the filing of relief under Chapter 11 of the Bankruptcy Code, all remaining debt issuance costs were reclassified to current and are included in Prepaid expenses and other current assets in the Consolidated Balance Sheet at December 31, 2015. The Company recognized interest expense of $1,805, $1,736 and $1,652 related to the amortization of debt issuance costs during the years ended December 31, 2015, 2014 and 2013, respectively.

The commencement of the Debtors’ Chapter 11 cases filed on February 2, 2016 constituted an event of default that rendered the financial obligations under the Senior Secured Notes automatically and immediately due and payable. As a result, the Company has reclassified the Senior Secured Notes to Current maturities of Long-term debt in the Consolidated Balance Sheet at December 31, 2015. See Note A - Organization and Basis of Presentation and Note AA - Subsequent Events, for additional information about the Chapter 11 proceedings.

Credit Agreement

On August 28, 2012, Horsehead and HHC entered into a Credit Agreement (the “Credit Agreement”) with Banco Bilbao Vizcaya Argentaria, S.A., a Spanish bank. The Credit Agreement provided for the financing of up to €18,583 (approximately $25,805 USD) for purchases under the contracts between Horsehead and Tecnicas Reunidas, S.A., a Spanish corporation providing equipment and related products and services for the Mooresboro zinc facility and additional financing of $968 for the premium for the insurance on such loan which was issued by Compania Espanola de Seguros de Credito a la Exportacion (“CESCE”). The facility became effective on November 14, 2012.

The obligations of Horsehead under the Credit Agreement are secured by an unconditional guarantee of the Company, but are not secured by security interest or mortgages on any real or personal property of Horsehead, the Company or any of the Company’s other direct or indirect subsidiaries.

At December 31, 2015, the Credit Agreement provided for drawings under the agreement to be repaid semiannually over a period ending on February 2024, amortizing over that period, and bearing interest at a per annum rate equal to the London Interbank Offered Rate (“LIBOR”) plus 3.20%. Principal and interest payments were due quarterly. The Company paid a commitment fee of 0.50% calculated on the undrawn amount of the Credit Agreement semiannually. At December 31, 2015, the

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

Company had outstanding borrowings of $17,389 under the Credit Agreement and no remaining availability. The carrying amount of the debt approximated fair value at December 31, 2015.

The Credit Agreement contains customary events of default. At December 31, 2015, in the event of a default, the Credit Agreement would have been terminated and immediate repayment required for all amounts outstanding under the Credit Agreement including accrued interest. At December 31, 2015, the Credit Agreement contained a maximum Debt to Equity ratio of 1.2:1. The Credit Agreement also contains customary restrictive negative covenants as well as customary reporting and other affirmative covenants.

The Company incurred issuance costs of $1,248 in connection with the Credit Agreement. These costs were capitalized in the Company’s Consolidated Balance Sheet as a component of other assets. The issuance costs were to be amortized to interest expense over the term of the Credit Agreement. As discussed in more detail below, due to the filing of relief under Chapter 11 of the Bankruptcy Code, all remaining debt issuance costs were reclassified to current and are included in Prepaid expenses and other current assets in the Consolidated Balance Sheet at December 31, 2015. Interest expense of $141 related to the amortization of deferred finance costs were recorded during each of the years ended December 31, 2015, 2014 and 2013.

The commencement of the Debtors’ Chapter 11 cases filed on filed on February 2, 2016 constituted an event of default that rendered the financial obligations under the Credit Agreement automatically and immediately due and payable. As a result, the Company has reclassified all remaining obligations under the Credit Agreement to Current maturities of Long-term debt in the Consolidated Balance Sheet at December 31, 2015. See Note A - Organization and Basis of Presentation and Note AA - Subsequent Events, for additional information about the Chapter 11 proceedings.

Zochem Revolving Credit and Security Agreement

On December 21, 2012, Zochem entered into a Revolving Credit and Security Agreement (the “Zochem Facility”), as borrower, with PNC Bank, Canada Branch, as agent and lender. The Company also entered into the Zochem Facility as a guarantor of Zochem’s obligations.  Zochem entered into the Zochem Facility to support liquidity during the construction of a production capacity expansion at its facility located in Brampton, Ontario. On April 29, 2014, Zochem terminated the $15,000 CAD Zochem Facility and entered into, as borrower, a new $20,000 revolving credit facility (the "2014 Zochem Facility") with PNC Bank, as agent and lender. The Company also entered into the 2014 Zochem Facility as a guarantor of Zochem's obligations. Terms under the 2014 Zochem Facility were essentially the same as the terms under the terminated Zochem Facility.

The 2014 Zochem Facility provided for a twenty-nine month senior secured revolving credit facility in an aggregate principal amount of up to $20,000. At December 31, 2015, the aggregate amount of loans permitted under the 2014 Zochem Facility could not exceed a borrowing base consisting of the lesser of: (a) $20,000, minus the aggregate undrawn amount of outstanding letters of credit, and (b) the sum of a certain portion of eligible accounts receivables and eligible inventory of Zochem, minus the aggregate undrawn amount of outstanding letters of credit and certain availability reserves. At December 31, 2015, up to an aggregate of $5,000 was available for the issuance of letters of credit, which reduced availability under the 2014 Zochem Facility. Zochem’s obligations are secured by a first priority lien (subject to certain permitted liens) on substantially all of the tangible and intangible assets of Zochem. At December 31, 2015, the Company had $17,500 in outstanding borrowings under the 2014 Zochem Facility. There was no undrawn availability at December 31, 2015. The carrying amount of the debt approximated fair value at December 31, 2015.
Borrowings by Zochem under the 2014 Zochem Facility bore interest at a rate per annum which, at the option of Zochem, can be either: (a) a domestic rate equal to the “alternate base rate,” as determined under the 2014 Zochem Facility, plus an applicable margin of 1.00% based on average undrawn availability, or (b) a CDOR, LIBOR or eurodollar rate as applicable, plus a margin of 2.50% based on average undrawn availability. Zochem paid a letter of credit fee to the lenders under the Zochem Facility of 2.50%, based on average undrawn availability, and a fronting fee to the issuing bank equal to 0.25% per annum on the average daily face amount of each outstanding letter of credit, as well as certain other related charges and expenses.
Zochem paid an unused line fee to the lenders of 0.75% per annum, based on average undrawn availability, times the amount by which the maximum revolving advance amount exceeded the average daily unpaid balance of revolver loans and undrawn amount of any outstanding letters of credit during any calendar quarter.
The 2014 Zochem Facility contains customary events of default. At December 31, 2015, during an event of default, if the agent or lenders holding greater than 66 2/3% of the advances under the facility so elected, the interest rate applied to any outstanding obligations would be equal to the otherwise applicable rate (including the highest applicable margin) plus 2.0% and any letter of

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

credit fees would be increased by 2.0%. Upon (a) the occurrence of an event of default related to the bankruptcy of Zochem or the Company or (b) at the option of lenders holding greater than 66 2/3% of the advances under the facility, the occurrence of any other event of default, all obligations under the 2014 Zochem Facility became immediately due and payable. At December 31, 2015, the 2014 Zochem Facility also contained a minimum fixed charge coverage ratio of 1.15:1.00 which Zochem had to comply with at the time of any advance request. The 2014 Zochem Facility also contains customary restrictive negative covenants as well as customary reporting and other affirmative covenants.

On January 6, 2016 and January 13, 2016, the Company received notices of default, effective November 30, 2015 and December 31, 2015, from PNC Bank related to failure to comply with the required fixed charge coverage ratio under the 2014 Zochem Credit Facility following transfers of funds to Horsehead in 2015. The notice sent on January 13, 2016, demanded immediate payment of all outstanding obligations under the 2014 Zochem Credit Facility.
The Company incurred total issuance costs of $201 in connection with the 2014 Zochem Facility. These costs were capitalized in the Company’s Consolidated Balance Sheet as a component of other assets. The issuance costs were to be amortized to interest expense over the remaining term of the 2014 Zochem Facility, however, based upon the notices of default, which stated defaults as of November 30, 2015 and December 31, 2015, the remaining deferred finance costs were written off. Interest expense of $116, $55 and $30 related to the amortization and write-off of deferred finance costs was recognized during the years ended December 31, 2015, 2014 and 2013, respectively.

INMETCO Senior Secured Revolving Credit Agreement

On June 24, 2013, INMETCO entered into a Senior Secured Revolving Credit Agreement (the “INMETCO Facility”), as borrower, with Wells Fargo Bank, N.A., as lender. The Company entered into a guaranty of INMETCO’s obligations under the INMETCO Facility. INMETCO entered into the INMETCO Facility to support working capital requirements and for general corporate purposes. On March 31, 2014, the Company entered into the First Amendment to the Credit Agreement which amended certain provisions of the Credit Agreement including the increase of the maximum advances allowed from $15,000 to $20,000.
The INMETCO Facility was terminated on July 6, 2015 when a new $80,000 secured revolving credit facility became effective among Horsehead, HMP and INMETCO and Macquarie, as administrative agent and sole arranger. The Macquarie Credit Facility replaced both the $20,000 INMETCO Facility and the $60,000 ABL Facility.

INMETCO incurred issuance costs of $151 in connection with the INMETCO Facility. These costs were capitalized in the Company’s Consolidated Balance Sheet as a component of other assets. The issuance costs were being amortized to interest expense over the term of the INMETCO Facility. The remaining unamortized issuance costs related to the INMETCO Facility were written off to interest expense during the third quarter of 2015. Interest expense of $79, $51 and $21 related to the amortization of deferred finance costs was recorded during the years ended December 31, 2015, 2014 and 2013, respectively.

Senior Unsecured Notes

On July 29, 2014, the Company completed the sale of $40,000 aggregate principal amount of 9.00% Senior Notes due 2017 (the “Unsecured Notes”), at an issue price of 100.00% of par. The Unsecured Notes were offered to investors who were both qualified institutional buyers and accredited investors in a private placement. The Company received net proceeds of $38,686 after deducting approximately $1,314 in issuance costs in connection with the offering.

The Unsecured Notes were issued pursuant to an indenture, dated as of July 29, 2014 (the “Unsecured Notes Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as trustee. In February 2016, in connection with the Chapter 11 cases, Wilmington Trust, National Association, was appointed as trustee under the indenture governing the Unsecured Notes. Interest under the Unsecured Notes is payable at a rate of 9.00% per annum, in cash semi-annually, in arrears, on June 1 and December 1 of each year, beginning on December 1, 2014 and mature on June 1, 2017. The Company recorded interest expense of $3,600 and $1,520 for the years ended December 31, 2015 and 2014, respectively.

The Unsecured Notes are fully and unconditionally guaranteed, on a senior unsecured basis (other than as described below), by the Company’s existing and future domestic restricted subsidiaries, other than certain excluded subsidiaries. The Unsecured Notes are the Company’s and the Guarantors’ senior unsecured obligations (other than as described below). At December 31, 2015, the Unsecured Notes and the guarantees (i) ranked equal in right of payment with the Company’s and the Guarantors’ senior indebtedness (other than as described below) (including indebtedness under the Company's Senior Secured Notes due 2017, the

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

Convertible Notes due 2017, and the Macquarie Credit Facility; (ii) ranked senior in right of payment with the Company’s and the Guarantors’ future indebtedness that is expressly subordinated to the Unsecured Notes, (iii) were junior to the Company's and the Guarantors' obligations under the Company’s Senior Secured Notes; and (iv) were effectively junior to the Company’s and the Guarantors’ obligations under the Senior Secured Notes and the Macquarie Credit Facility, to the extent of the value of the collateral securing such indebtedness.

At December 31, 2015, the Company could redeem some or all of the Unsecured Notes, on or after June 1, 2016 at a redemption price equal to 104.50%, plus accrued and unpaid interest, if any, to the date of redemption. In addition, the Company could, at its option, redeem some or all of the Unsecured Notes prior to June 1, 2016, by paying a make-whole premium, plus accrued and unpaid interest, if any, to the date of redemption.

The indenture, governing the Unsecured Notes, contains certain covenants, including the following: (i) incur additional indebtedness and guarantee indebtedness; (ii) declare or pay dividends, redeem capital stock or make other distributions to stockholders; (iii) make investments and acquire assets; (iv) sell or transfer certain assets; (v) enter into transactions with affiliates; (vi) create liens or use assets as security in other transactions; (vii) enter into sale and leaseback transactions; (viii) merge or consolidate, or sell, transfer, lease or dispose of substantially all of its assets; and (ix) make certain payments on indebtedness. The Unsecured Notes Indenture also provides for customary events of default.

Costs of $1,314 associated with the issuance of the Unsecured Notes were capitalized as a component of other assets. These costs were being amortized to interest expense over the term of the Unsecured Notes. As discussed in more detail below, due to the filing of relief under Chapter 11 of the Bankruptcy Code, all remaining debt issuance costs were reclassified to current and are included in Prepaid expenses and other current assets in the Consolidated Balance Sheet at December 31, 2015. The Company recognized interest expense of $464 and $193 related to the amortization of debt issuance costs during the year ended December 31, 2015 and 2014, respectively.

The fair value of the Unsecured Notes was estimated to be approximately $23,700 and $40,000 at December 31, 2015 and 2014, respectively, per pricing obtained from a pricing data service. The data service triangulates pricing based on market indications and their quotes do not represent actual trades only implied pricing based on the bid-ask in the market.

The commencement of the Debtors’ Chapter 11 cases filed on filed on February 2, 2016 constituted an event of default that rendered the financial obligations under the Senior Unsecured Notes automatically and immediately due and payable. As a result, the Company has reclassified the Senior Unsecured Notes to Current maturities of Long-term debt in the Consolidated Balance Sheet at December 31, 2015. See Note A - Organization and Basis of Presentation and Note AA - Subsequent Events, for additional information about the Chapter 11 proceedings.
Macquarie Revolving Credit Facility

On June 30, 2015, the Company's wholly owned direct and indirect subsidiaries, INMETCO, Horsehead Corporation and HMP, entered into the Macquarie Credit Facility with Macquarie, which became effective on July 6, 2015 and matures on May 15, 2017. The new $80,000 facility replaced both the ABL Facility and the INMETCO Facility. The Macquarie Credit Facility was the same maximum principal amount, and is secured by the same collateral of such subsidiaries. The Company had $59,451 in outstanding borrowings at December 31, 2015 and no remaining availability. The carrying amount of the debt approximated fair value at December 31, 2015.

The aggregate amount of loans permitted under the revolving credit facility could not exceed a borrowing base of $80,000. The available borrowing base consisted of the sum of a portion of eligible cash on hand, accounts receivable, inventory and other eligible amounts as determined by the credit agreement governing the Macquarie Credit Facility. Borrowings bore interest at a rate per annum, which is the sum of the designated LIBOR rate plus an applicable margin of 4.10%. The Company paid an unused line fee to the lenders of 1.5% per annum, based on average undrawn availability, times the amount by which the maximum revolving advance amount exceeds the average daily unpaid balance of revolver loans.

The Company's obligations under the Macquarie Credit Facility are secured by a first priority lien (subject to certain permitted liens) on substantially all of the personal property of INMETCO, Horsehead Corporation and HMP, including accounts receivable, inventory, deposit accounts, equipment and general intangibles.

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

The Macquarie Credit Facility contains customary restrictive negative covenants as well as customary reporting and other affirmative covenants. Additionally, at December 31, 2015, the Company had to be in compliance at all times with certain financial covenants relating to tangible net worth, net working capital and adjusted EBITDA as defined in the credit agreement governing the Macquarie Credit Facility.

On January 5, 2016, the Company received a notice of default, as of December 31, 2015, from Macquarie related to, among other things, insufficient borrowing base availability under the Macquarie Credit Facility. As a result of receiving this notice, the Company has reclassified indebtedness outstanding under the Macquarie Credit Facility to Current maturities of long-term debt in the Consolidated Balance Sheet at December 31, 2015. See Footnote AA-Subsequent Events.
The Company incurred total issuance costs of $1,635 in connection with the Macquarie Credit Facility. These costs were initially capitalized in the Company’s Consolidated Balance Sheet as a component of other assets and were to be amortized to interest expense over the remaining term, however, based upon the notice of default as of December 31,2015, all deferred finance costs were written off at December 31, 2015.

Other

At December 31, 2015, the Company had a total of $364 in letters of credit outstanding under the 2014 Zochem Facility and $7,939 in letters of credit that are cash collateralized and recorded as Restricted cash in the Company's Consolidated Balance Sheet at December 31, 2015. The letters of credit and restricted cash will be used to collateralize self-insured claims for workers’ compensation and other general insurance claims.

At December 31, 2014, the Company had $7,926 of letters of credit outstanding under the ABL and 2014 Zochem Facility primarily to collateralize self-insured claims for workers’ compensation and other general insurance claims. The Company also had three surety bonds outstanding in the amount of $11,213 to collateralize closure bonds for the three facilities located in Pennsylvania at both December 31, 2015 and 2014.
NOTE O - ACCRUED EXPENSES

Accrued expenses at December 31, 2015 and 2014 consisted of the following:

	2015	2014
Employee related costs	$5,868	$5,717
EAF dust processing reserve	3,336	3,684
Workers’ compensation insurance claim liabilities	1,500	1,500
Unearned tolling revenue	1,305	2,434
Accrued sales tax	2,291	950
Accrued interest	4,534	4,473
Accrued hedge contracts	1,275	375
Accrued insurance	1,749	1,767
Unearned contractual services	—	3,976
Other	2,972	10,769
	$24,830	$35,645
NOTE P - INCOME TAXES

The components of loss before income taxes for the years ending December 31 are as follows:

	2015	2014	2013
United States	$(670,686)	$(41,984)	$(29,355)
Canada	5,639	13,554	7,941
	$(665,047)	$(28,430)	$(21,414)

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

The components of income tax provision (benefit) for the years ended December 31, 2015, 2014 and 2013 are as follows:

	2015	2014	2013
Current provision (benefit)
Federal	$325	$—	$—
State and local	(45)	1,072	1,154
Foreign	227	2,294	1,271
	507	3,366	2,425
Deferred (benefit) provision:
Federal	(5,955)	(12,681)	(10,888)
State and local	4,575	(4,385)	457
Foreign	1,214	726	551
	(166)	(16,340)	(9,880)
Income tax provision (benefit)	$341	$(12,974)	$(7,455)

The reconciliation between income tax provision (benefit) and the amount computed by applying the statutory federal income tax rate of 35% to loss before income taxes is as follows:

	2015	2014	2013
Income taxes at statutory rate	$(232,766)	$(9,950)	$(7,495)
State and local income taxes, net of federal tax effect	(11,693)	(2,093)	1,047
State tax credit	(185,974)	—	—
Valuation allowance	419,386	—	—
Executive compensation	—	364	230
Research and development credit	—	(80)	(139)
Undistributed foreign earnings	10,942	—	—
Section 956 deemed dividend	569	—	—
Withholding tax	325	—	—
Foreign rate differential	(565)	(1,256)	(794)
Other	117	41	(304)
Income tax provision (benefit)	$341	$(12,974)	$(7,455)

The effective tax rates for the years ended December 31, 2015, 2014 and 2013 were (0.1)%, 45.6% and 35.8%, respectively.

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

The components of the Company's net deferred tax asset (liability) at December 31, 2015 and 2014 are as follows:

	2015	2014
Deferred tax assets:
Accrued fringe benefits	412	$104
Prepaid hedge contracts	507	90
Stock compensation	5,668	4,628
State tax credits	188,171	2,197
State net operating loss carry forward	10,152	7,534
Federal net operating loss carry forward	120,215	49,003
Inventory	8,363	1,205
Accrued workers compensation	—	901
Partnership allocations	552	70
Property, plant and equipment	96,473	—
Other	5,772	7,563
Gross deferred tax asset	436,285	73,295
Valuation reserve	(422,091)	(2,706)
Net deferred tax asset	14,194	70,589

Deferred tax liabilities:
Property, plant and equipment	—	(67,452)
Deferred financing costs	(2,425)	(4,090)
Undistributed foreign earnings	(12,488)	—
Intangible assets	(645)	(704)
Other	(1,749)	(1,694)
Total deferred tax liabilities	(17,307)	(73,940)

Net deferred tax liability	$(3,113)	$(3,351)

The above deferred tax assets and liabilities at December 31, 2015 and 2014 have been included in the Company's consolidated balance sheets as follows:

	2015	2014
Current deferred tax asset	$—	$5,251
Current deferred tax liability	—	—
Net current deferred tax asset	—	5,251
Non-current deferred tax asset	—	—
Non-current deferred tax liability	(3,113)	(8,602)
Net non-current deferred tax liability	(3,113)	(8,602)
Net deferred tax liability	$(3,113)	$(3,351)

The Company and its subsidiaries file income tax returns in the U.S., Canada and various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. The tax years that remain subject to examination generally range from 2010 through 2015. During the fourth quarter  of 2015, the Company experienced dramatic liquidity constraints making it necessary that funds be transferred from the foreign subsidiary to the Company.  At December 31, 2015 the Company owed the foreign subsidiary $6,500.  Subsequently the Company received notices of default from both revolving credit facility lenders notifying that the revolving credit facilities were in default as of December 31, 2015.  The Company has no means of repaying funds to the foreign subsidiary and has since filed for bankruptcy. For 2015, U.S. income taxes and foreign withholding taxes are provided on undistributed earnings of foreign subsidiaries because

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

it is expected such earnings will not be permanently reinvested in the operations of such subsidiaries. For 2014, U.S. income taxes and foreign withholding taxes were not provided on undistributed earnings of foreign subsidiaries because it was expected such earnings would be permanently reinvested in the operations of such subsidiaries. It was not practical to determine the amount of income tax liability that would have resulted had such earnings been repatriated.

In October 2015, the Company received a tax certification notice from the state of North Carolina that it had qualified for and been approved for a tax credit on the eligible assets related to its recycling equipment at its facility located in Mooresboro, North Carolina. The Company is eligible to a receive a tax credit not to exceed 50% of its verified equipment which exceeded $500 million in total cost. During the fourth quarter of 2015, the Company recorded the related tax benefit, which was offset by, the required valuation allowance.

At December 31, 2015 and 2014, the Company had U.S. net operating loss carryforwards of approximately $349 million and $144 million, respectively. Of that amount, $5.1 million and $4.2 million relates to stock-based compensation tax deductions in excess of book compensation expense (the "APIC NOL’s") at December 31, 2015 and 2014, respectively, that will be credited to additional paid-in-capital when such deductions reduce taxes payable as determined on a “with-and-without” basis. The APIC NOL’s will reduce federal taxes payable if realized in future periods. The APIC NOL’s related to such benefits are not included in the table below.

The details of our U.S. federal and state net operating loss carryforwards and U.S. state tax credit carryforwards as of December 31, 2015 are summarized as follows:

		U.S. Federal	U.S. State	U.S. State
		Net Operating Loss	Net Operating Loss	Credit
Generated	Expiration	Carryforwards	Carryforwards	Carryforwards
2010 - 2015	2030 - 2035	$343,473	$—	$—
2004 - 2015	2016 - 2035	—	243,418	—
2007 - 2015	2017 - 2039	—	—	188,171
		$343,473	$243,418	$188,171

Due to the uncertainty surrounding the realization of the related deferred tax assets in future tax returns, as a result of recent history of net operating losses due to ramp up challenges at the Mooresboro facility and softening commodity prices, the Mooresboro facility impairment and the subsequent Chapter 11 bankruptcy filing on February 2, 2016, all of the net deferred U.S. tax assets have been fully offset by a valuation allowance at December 31, 2015. The remaining deferred tax liabilities result from the Company's Canadian operations. See Note A - Organization and Basis of Presentation and Note AA - Subsequent Events, for additional information about the Chapter 11 proceedings. In 2014, the Company believed that the Mooresboro facility would be running at full capacity. The income projections at that time justified no valuation allowance against the federal U.S. net operating loss carryforwards.

Due to the change of ownership provisions of the Tax Reform Act of 1986, use of a portion of our domestic net operating loss and tax credit carryforwards may be limited in future periods, which would result in all or a portion of the carryforwards expiring. Further, a portion of the carryforwards may expire before being applied to reduce future income tax liabilities.

The Company had no unrecognized tax benefits as of December 31, 2015 and 2014, respectively. The Company classifies all income tax related interest and penalties as interest expense, which were not significant for 2015, 2014 and 2013.

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

NOTE Q—OTHER LONG-TERM LIABILITIES

Other long-term liabilities at December 31, 2015 and 2014 consisted of the following:

	2015	2014
Environmental obligations	$567	$620
Insurance claim liabilities	5,603	7,753
Asset retirement obligations	5,123	4,775
Deferred purchase price obligation	3,538	3,769
Other	674	1,374
	$15,505	$18,291
 Environmental obligations

Environmental obligations include estimated post-closure costs required by the EPA’s Resource Conservation and Recovery Act (“RCRA”) related to a portion of the property at the Company’s Bartlesville, Oklahoma facility. This liability was recorded based on the estimated costs required to achieve compliance with the RCRA. In 2006, a post-closure permit was issued by the Oklahoma Department of Environmental Quality which triggered the beginning of a thirty year period of post-closure care. Based on the Company’s annual review of the estimated costs required for the care specified under the permit, the liability was adjusted in 2015 and 2014 to reflect the discounted net present value of these costs using an undiscounted obligation of $1,123 in 2015 and $1,262 in 2014 and a discount rate of 6%. The environmental obligations related to Bartlesville at December 31, 2015 totaled $609, of which $42 is recorded as a current liability.

Insurance claim liabilities

Insurance claim liabilities represent the non-current portion of the Company’s liabilities for self-insured retention under certain insurance policies, primarily related to workers’ compensation. The Company estimates $1,500 of workers’ compensation claims will be paid in 2016 pursuant to certain relief granted with respect to such claims by the Bankruptcy Court. See Note O- Accrued Expenses.

Asset retirement obligations

The Company currently recognizes a liability for the present value of future asset retirement obligations if a reasonable estimate of the fair value of that liability can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. Three such assets and related liabilities exist.

The first is for the environmental remediation upon ultimate closure of the Ellwood City facility. The original long lived asset cost was determined to be $744 and is being amortized and accreted over a 20 year period.

The second is for the ultimate closure of the Monaca facility’s fully permitted landfill. The original long lived asset cost was determined to be $632 and is being amortized and accreted over an 18 year period. During the fourth quarter of 2011, the Company received notification from the Pennsylvania Department of Environmental Protection ("PADEP") that an additional bond would be required to fulfill obligations related to the landfill at the Monaca facility. The Company determined the additional long lived asset to be $815 and this amount is being amortized and accreted over a 10 year period. Due to the sale of the Monaca land to Shell in June 2015, the Company was required to submit a closure plan to PADEP for the landfill during the fourth quarter of 2015. The Company has not received a final response from PADEP with respect to the closure plan.

The third relates to the permitted storage units at the Palmerton facility. Its original cost was valued at $206 and is being amortized and accreted over a 25 year period.

The related depreciation expense for each of the years ended December 31, 2015, 2014 and 2013 associated with the capitalized costs were $134 and the related expense (which is included in interest expense) associated with accreting the liabilities for the years ended December 31, 2015, 2014 and 2013 was $348, $323 and $300, respectively.

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

Deferred asset purchase price obligations

The Company is paying a portion of the purchase price of ESOI’s EAF dust collection business in a series of annual fixed and quarterly variable payments through 2025. The payments were originally discounted using rates of approximately 8.4% and 12.0% for the fixed and variable payments, respectively. The discount rates were determined based on the average yield on comparable corporate bonds and the industry weighted average cost of capital.

During the first quarter of 2012, the variable portion of the payments was renegotiated and an upfront payment of approximately $1.5 million was made. The renegotiated variable payments were discounted using a rate of 13.3%. At December 31, 2015, the net present value of the payments was approximately $4,188 of which $650 is recorded as a current liability.
NOTE R - EMPLOYEE BENEFIT PLANS

The Company maintains two defined contribution 401(k) plans that cover substantially all of its employees at the Horsehead and INMETCO locations. All Horsehead and INMETCO salaried employees and INMETCO hourly employees are automatically enrolled at 4% of their pay upon date of hire. Effective October 1, 2009, the Company amended the eligibility requirements in the plan covering the Horsehead hourly employees. Under the amendment, hourly employees are eligible to enroll ninety days after their date of hire. Employees may make elective deferral contributions to the plans subject to certain plan and statutory limitations. The Company makes all contributions to the plans on behalf of each employee who has achieved one year of service.

Under the plans covering the salaried employees and the INMETCO hourly employees, the Company contributes 3% of an employee’s total compensation and also matches 50% up to the first 4% of an employee’s deferral contribution based on total compensation. The provisions for all contributions to the plan for 2015, 2014 and 2013 were $935, $1,058 and $1,081, respectively.

In 2015, 2014 and 2013, the Company made contributions and matching contributions to the plans covering Horsehead hourly employees in accordance with the provisions of the various basic labor agreements. The provisions for all contributions for 2015, 2014 and 2013 were approximately $369, $911 and $1,546, respectively. In 2014, due to the permanent closure of the Monaca facility, the hourly plan's turnover rate was greater than 20% and a partial plan termination was presumed to occur. As a result of the partial plan termination, the accrued benefits of all affected employees became 100% vested.

As part of the acquisition of Zochem on November 1, 2011, the Company assumed the pension assets and pension liability for both the hourly and salary pension plans which were in effect at the time of the acquisition. The hourly and salaried plans cover 30 active and 32 non-active employees. These plans are maintained and contributions are made in accordance with the Pension Benefits Act of Ontario, which prescribes the minimum contributions that the Company must make to the plans.

Expense related to the plans for the years ended December 31, 2015 and 2014 and 2013 was $37, $44 and $201, respectively.

Net periodic benefit costs for the years ended December 31, 2015, 2014 and 2013:

	2015	2014	2013
Components of net periodic benefit cost:
Service Cost	$113	$135	$256
Interest Cost	158	188	202
Expected return on plan assets	(218)	(260)	(257)
Amortization of gains	(16)	(19)	—
Net periodic benefit cost	$37	$44	$201

Net periodic benefit expected to be recognized from the amortization of net gain is estimated to be $23 in 2016.

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

The change in the funded status of the pension plans for the years ended December 31, 2015 and 2014 is as follows:

	2015	2014
Change in benefit obligation:
Benefit obligation at beginning of period	$4,576	$4,439
Service Cost	140	135
Interest Cost	148	188
Actuarial (gains) losses	(5)	550
Currency translation	(740)	(370)
Benefits paid	(388)	(366)
Benefit obligation at end of year	$3,731	$4,576
Change in plan assets:
Plan assets at beginning of period	$4,949	$4,839
Expected return on plan assets	242	260
Employer contribution	145	159
Actuarial gains (losses)	(228)	461
Currency translation	(801)	(404)
Benefits paid	(388)	(366)
Plan assets at the end of year	$3,919	$4,949

Funded status of Plan	$188	$373

Amounts recognized in the balance sheet consist of:
Noncurrent assets - see Footnote M - Deferred finance costs and other	$188	$373

The measurement date for both the hourly and salaried plans was December 31st for each respective year.

The accumulated benefit obligation for all defined benefit pension plans as of December 31, 2015 was $3,731.

The expected contributions by the Company for 2016 are estimated to be $169.

Benefit payments for pension benefits, which are primarily funded by the pension plan are expected to be paid as follows:

2016	$149
2017	149
2018	152
2019	163
2020	166
2020 - 2022	901

The weighted average assumptions as of December 31, 2015 and 2014 were as follows:

	2015	2014
Discount rate	4.00%	4.00%
Expected return on plan assets	6.00%	6.00%
Hourly plan - average salary increase rate	0.00%	0.00%
Salaried plan - average salary increase rate*	2.25%	2.50%
* per year plus a merit scale

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

These assumptions are used to develop the projected obligation at fiscal year end and to develop net periodic benefit cost for the subsequent fiscal year. Therefore, for fiscal 2015, the assumptions used to determine net periodic benefit costs were established at December 31, 2014, while the assumptions used to determine the benefit obligations were established at December 31, 2015. The Canadian Institute of Actuaries has partnered with Fiera Capital to produce yield curves. The Company determined the appropriate discount rate based on a review of these published yield curves and used the yield curve that most closely matched the characteristics of the plan. The yield curve indicates a discount rate of 4.00% would be appropriate.

The Company determines the annual rate of return on pension assets by first analyzing the composition of its asset portfolio. Historical rates of return are applied to the portfolio. The Company’s outside investment advisors and actuaries review the computed rate of return. Industry comparable and other outside guidance are also considered in the annual selection of the expected rates of return on pension assets. The long-term expected rate of return on plan assets takes into account years with exceptional gains and years with exceptional losses.

The Company’s planned investment policy for assets of the plans is to obtain a reasonable long-term return consistent with the level of risk assumed. The Company also seeks to control the cost of funding the plans within prudent levels of risk through the investment of plan assets and seeks to provide diversification of assets in an effort to avoid the risk of large losses and to maximize the return to the plans consistent with market and economic risk.

The weighted average asset allocation for the Company’s pension plans at December 31, 2015 and 2014 by asset category is as follows:

	2015	2014
Equity securities	57.4%	63.9%
Debt securities	23.5%	20.8%
Cash and other	19.1%	15.3%
	100.0%	100.0%

The following table sets forth the Company’s pension plan assets at fair value as of December 31, 2015 and 2014. All of the assets are considered to be within Level 2 of the fair value hierarchy.

	2015	2014
Canadian large cap securities	$1,360	$1,712
United States equity securities	890	1,450
Canadian fixed income	776	876
Cash	745	752
Other	148	159
	$3,919	$4,949
NOTE S—SHARE-BASED COMPENSATION
In 2006, the Company adopted the Horsehead Holding Corp. 2006 Long-Term Equity Incentive Plan (the "2006 Plan"), which was amended and restated on June 11, 2007 and which provided for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units and other equity-based awards. Directors, officers and other employees of the Company, as well as others performing services for the Company, were eligible for grants under the 2006 Plan. The 2006 Plan was administered by the compensation committee of the Company’s Board of Directors (the “Committee”).

On January 16, 2007, the Board authorized the issuance of options to purchase 1,085 shares of the Company’s common stock to certain officers and employees of the Company under the terms of the 2006 Plan. The options have a term of ten years and vest ratably over a five-year period from date of grant. During 2015 and 2014, 3 options and 72 options, respectively, were exercised and the Company received proceeds of $33 and $941, respectively. At December 31, 2015, there were 580 options still outstanding; all were fully vested and exercisable, each with an exercise price of $13.00 per share and 1.04 years of remaining contractual life. All compensation expense had been recognized as of December 31, 2012. The options outstanding under the 2006 Plan had no intrinsic value at December 31, 2015.

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

The fair value at the date of grant for these stock options was $6.28, as estimated on the date of grant using the Black-Scholes option pricing model. The significant assumptions used were a risk-free interest rate of 5.15%, expected volatility of 40%, an expected life of 6.25 years, no expected dividends and a forfeiture rate of zero.

The following summarizes the stock option activity under the 2006 Plan:

	Number of shares	Exercise Price
Options outstanding at December 31, 2012	655	$13.00
Exercised in 2013	—	—
Options outstanding at December 31, 2013	655	$13.00
Exercised in 2014	72	13.00
Options outstanding at December 31, 2014	583	$13.00
Exercised in 2015	3	13.00
Options outstanding at December 31, 2015	580	$13.00

Under the 2006 Plan, the Company also granted restricted stock units which normally vest over a five-year service period or upon the achievement of certain performance goals. The Company assumed a forfeiture rate of zero in estimating compensation expense at the grant date. Upon vesting, the underlying stock will be issued for par value. During the year ended December 31, 2015, 2014 and 2013, 204, 214 and 197, respectively, restricted stock units vested having an intrinsic value of $3,042, $3,553 and $2,109, respectively. The related compensation expense for 2015, 2014 and 2013 was $1,036, $1,405 and $1,313, respectively. Unrecognized compensation expense as of December 31, 2015 is $457. The compensation expense related to the restricted stock units will be recognized as $447 in 2016 and $10 in 2017. As of December 31, 2015, there were 218 restricted stock units outstanding having a remaining contractual life ranging from 1.00 to 1.75 years.

The following summarizes the restricted stock units under the 2006 Plan:

	Number of shares	Exercise Price
Restricted stock units outstanding at December 31, 2012	921	$9.81
Vested in 2013	197	8.05
Forfeited in 2013	88	10.03
Restricted stock units outstanding at December 31, 2013	636	$10.32
Vested in 2014	214	8.99
Restricted stock units outstanding at December 31, 2014	422	$10.99
Vested in 2015	204	11.02
Restricted stock units outstanding at December 31, 2015	218	$10.96
On May 17, 2012, the Company adopted the Horsehead Holding Corp. 2012 Incentive Compensation Plan (the “2012 Plan”), after it was approved by the Company’s stockholders at the 2012 Annual Meeting of Stockholders. The 2012 Plan replaced the 2006 Plan, and no further awards, stock options or other grants will be issued under the 2006 Plan. The 2012 Plan provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units and other cash or equity based awards. Directors, officers and other employees of the Company, as well as others performing consulting or advisory services for the Company, are eligible for grants. The 2012 Plan is administered by the Committee and a total of 2,700 shares of the Company’s common stock were initially authorized for issuance. The number of shares available for issuance under the 2012 Plan is subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure or the number of outstanding shares of common stock. In the event of any of these occurrences, the Committee may make any adjustments considered appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the 2012 Plan or covered by grants previously made under the 2012 Plan. The shares available for issuance under the 2012 Plan may be, in whole or in part, authorized and unissued or held as treasury shares. If awards under the 2012 Plan are for any reason canceled, or expire or terminate unexercised, the shares covered by such awards may again be available for grant.

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

During the years ended December 31, 2015, 2014 and 2013, the Company granted 126, 133 and 209, respectively, service based restricted stock units with an average grant date fair value of $15.74, $16.11 and $10.54, respectively, per unit. The restricted stock units vest over a one or five-year service period.
During the years ended December 31, 2015, 2014 and 2013, the Company granted 106, 109 and 174, respectively, restricted stock units to management based on the future achievement of a predefined level of total shareholder return compared to a group of global metal companies. The fair value at the date of grant during 2015, 2014 and 2013 for these restricted stock units was estimated to be $21.92, $31.15 and $20.62, respectively, per unit, using a valuation model based on commonly accepted economic theory which is used for all valuations of awards with market conditions. This economic theory is also used as the basis for the Black-Scholes and Monte Carlo valuations. The significant assumptions used for the years ending December 31, 2015, 2014 and 2013 were risk free rates of 1.07%, 0.076% and 0.037%, respectively, expected volatility of the Company and each comparator company, no expected dividends and a forfeiture rate of zero. A vesting percentage was then estimated based on the Company’s rank within the comparator group. Upon vesting and the achievement of the required shareholder return, these restricted stock units will be issued for par value.

The following summarizes the restricted stock units under the 2012 Plan

	Number of shares	Exercise Price
Restricted stock units outstanding at December 31, 2012	—
Granted in 2013	383	$15.10
Forfeited in 2013	7	15.57
Restricted stock units outstanding at December 31, 2013	376	$15.10
Granted in 2014	242	23.04
Vested in 2014	36	10.52
Forfeited in 2014	3	23.75
Restricted stock units outstanding at December 31, 2014	579	$18.66
Granted in 2015	232	18.56
Vested in 2015	23	15.83
Forfeited in 2015	177	20.59
Restricted stock units outstanding at December 31, 2015	611	$18.15
The related compensation expense for all 2012 Plan restricted stock units for the years ended December 31, 2015, 2014 and 2013 were $4,384, $3,363 and $1,897, respectively. The remaining contractual life ranged from 1.00 to 4.50 years. Unrecognized compensation expense as of December 31, 2015 was $5,714. Compensation expense related to the 2012 Plan restricted stock units will be recognized as $2,913 in 2016, $1,791 in 2017, $678 in 2018, $328 in 2019 and $4 in 2020.
NOTE T—ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company’s business consists principally of the sale of zinc and nickel-based products. As a result, its results of operations are subject to risk of fluctuations in the market prices of these metals. While the Company’s finished products are generally priced based on a spread to the price of zinc or nickel on the LME, its revenues are impacted significantly by changes in the market prices of these metals. The Company pursues various hedging strategies as described below to reduce its exposure to movements in the prices of zinc and nickel.

The Company’s marketing strategy includes a metal hedging program that allows customers to secure a firm price for future deliveries under a sales contract. Hedges are entered into based on firm sales contracts to deliver specified quantities of product on a monthly basis for terms generally not exceeding one year. A portion of the Company’s raw material purchases related to such firm price contracts are at varying zinc prices based on the LME. In order to protect its cash flow related to firm price sales contracts, the Company enters into fixed-to-variable swap contracts to convert the LME-based fixed sales price back to variable. Thus, if raw material costs increase as a result of LME zinc price increases, the related sales value and related cash flows will also increase. As of December 31, 2015, the fixed portions of these zinc contracts ranged from a monthly average of $0.71 to $0.93 per pound for zinc.

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

The Company has hedged approximately 15.7 tons of zinc with fixed-to-variable future swap contracts at December 31, 2015, all of which settle at various dates up to and including December 2016. In January 2016, several brokers required margin calls that the Company could not meet, as a result, most of the zinc fixed-to-variable swap contracts in effect at December 31, 2015 were liquidated.

The Company also enters into fixed to variable swap contracts as a financial hedge of a portion of its exposure to the movements in the LME prices of nickel. As of December 31, 2015, the Company had a minimal amount of nickel fixed-to-variable swap contracts outstanding.

The Company paid cash of $5,626 and $415 and received cash of $998 from the settlement of swap contracts for the years ended December 31, 2015, 2014 and 2013, respectively.

During 2013, the Company purchased put options, to provide protection to operating cash flow in the event that zinc prices decline below that level during the completion of construction and start up of the new zinc facility. The Company received $1,364 from the settlement of put options during 2013. After 2013, the Company did not enter into any put options.

In mid 2013, the Company converted a portion of its put options into fixed rate swaps. The sale of the put options resulted in a $1,295 cash benefit, and the Company was able to put the swaps in place without any additional payment. During 2014 and 2015, the Company continued to enter into fixed rate swaps at various strike prices in an effort to reduce volatility during the continued ramp up of production at the new zinc facility.

The Company received $19,075, $741 and $1,094, respectively, from the settlement of fixed price swaps during the years ended December 31, 2015, 2014 and 2013.
At December 31, 2015, the Company had no remaining put options but had 4.5 tons of fixed price swaps in place at a strike price of $0.83 per pound for the first quarter of 2016. In January 2016, the broker holding our fixed price swap contracts required a margin call that the Company could not meet, as a result, all of the fixed price swap contracts in effect at December 31, 2015 were liquidated.

The gains and losses resulting from the Company’s hedging activities are recorded in the Consolidated Statements of Operations as indicated in the table below:

	2015	2014	2013
(Losses) gains included in net sales:
Options	$—	$(3)	$(3,079)
Swaps	14,296	1,383	302
	14,296	1,380	(2,777)
(Losses) gains included in cost of sales:
Swaps	(1,233)	—	—
Total gains (losses) resulting from hedging activities	$13,063	$1,380	$(2,777)

The fair value of the swap contracts and put options at December 31, 2015 and 2014 are listed in the table below.

Fair Value Measurements Using Significant Other Observable Inputs (Level 2)	2015	2014
Swaps included in Accrued expenses	$1,275	$375
The fair values of derivative instruments are based upon a comparison of third party counterparties valuations to ensure that there is an acceptable level of consistency among them. The swap valuations are based on the official LME closing valuations at the end of the trading day on December 31, 2015, using the mid-point of the closing bid and ask prices on all open swap positions regardless of the holder. The closing prices are supervised by the London Clearing House and are regulated by the Financial Services Authority, the financial regulatory body in the United Kingdom.
The Company is exposed to credit loss in cases where counterparties with which they have entered into derivative transactions are unable to pay the Company when they owe the Company funds as a result of agreements with them. To minimize the risk of such losses, the Company uses LME-registered contracts entered into with a London Clearing House member for a portion its

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

contracts and utilizes four different brokers for its hedging program. The Company does not require collateral and does not enter into master netting arrangements.
On November 11, 2011, the Company received notification via email from MF Global UK Ltd. (in special administration) that all outstanding Over the Counter (“OTC”) hedge positions would be closed with an effective date of November 1, 2011. The net value of these outstanding OTC positions was $366 and their value was written off during the fourth quarter of 2011. During the first quarter of 2013, the Company sold its rights to any future bankruptcy settlement for these OTC positions to a third party and received $820.
NOTE U—CONTINGENCIES

The Company is subject to federal, state and local laws designed to protect the environment and believes that as a general matter, its policies, practices and procedures are properly designed to reasonably prevent risk of environmental damage and financial liability to the Company.

The Company is party to various litigation, claims and disputes, including labor regulation claims and OSHA and environmental regulation violations arising in the ordinary course of business. While the ultimate effect of such actions cannot be predicted with certainty, the Company expects that the outcome of these matters will not result in a material adverse effect on its business, financial condition or results of operations.
NOTE V—LOSS PER SHARE

Basic earnings (loss) per common share (“EPS”) is computed by dividing net income or loss by the weighted average number of common shares outstanding for the period. Diluted earnings per share are computed similarly to basic earnings per share except that the denominator is increased to include the number of shares that would have been outstanding if the potentially dilutive common shares had been issued. The Company uses the treasury stock method when calculating the dilutive effect in its basic EPS calculation. Diluted EPS for periods with a net loss is calculated by dividing the net loss by the weighted average number of basic shares outstanding.
The information used to compute basic and diluted loss per share is as follows:

	2015	2014	2013
Basic loss per share:
Net loss	$(665,388)	$(15,456)	$(13,959)
Weighted average shares outstanding – basic	56,632	50,682	45,160
Basic loss per share	$(11.75)	$(0.30)	$(0.31)
Diluted loss per share:
Net loss	$(665,388)	$(15,456)	$(13,959)
Weighted average shares outstanding – diluted	56,632	50,682	45,160
Diluted loss per share	$(11.75)	$(0.30)	$(0.31)
Reconciliation of average shares outstanding – basic to average shares outstanding – diluted:
Weighted average shares outstanding – basic	56,632	50,682	45,160
Effect of dilutive securities:
Options	—	—	—
Convertible Notes	—	—	—
Restricted stock units	—	—	—
Weighted average shares outstanding – diluted	56,632	50,682	45,160

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

Anti-dilutive shares excluded from earnings per share calculation
	Exercise Price	2015	2014	2013
Options	$13.00	580	598	655
Convertible Notes	15.00	—	713	—
Restricted Stock Units		969	1,025	1,107
Total		1,549	2,336	1,762

On July 27, 2011, the Company issued $100,000 of Convertible Notes. The Convertible Notes are convertible at a conversion price of approximately $15.00 per share into cash, shares or a combination of both at the Company’s election. According to guidance under ASC 260 Earnings Per Share, if an entity issues a contract that may be settled in common stock or cash at the election of the entity or holder, then it is presumed that the contract will be settled in shares unless past experience or a stated policy provides a reasonable basis to believe that the contract will be paid partially or wholly in cash and the “if converted” method shall not be used. The Company had stated that it intended to settle the par value in cash and the conversion spread in either cash, shares or a combination of both. As a result, the Company utilized the modified treasury stock method and assumed dilution if the average stock price for the quarter exceeded the conversion price. The share dilution was calculated by dividing the conversion spread value by the average share price for the quarter. During the years ended December 31, 2015 and 2013, the average stock price was lower than the exercise price for the Convertible Notes and therefore no conversion spread was recognized and no dilution assumed.
NOTE W—COMMITMENTS

Operating Leases

The Company has operating leases for equipment and railroad cars which expire at various dates through February 2022.

Future minimum lease payments under these non-cancelable operating leases as of December 31, 2015 are as follows:

Years Ending December 31,
2016	$5,216
2017	3,727
2018	2,325
2019	1,914
2020	1,349
Thereafter	1,330
$15,861

Rent expense for all operating leases for 2015, 2014 and 2013 approximated $6,540, $5,480 and $5,219 respectively.

Long Term Purchase Agreements

At December 31, 2015, the Company was a party to raw material supply agreements through 2016. The agreements require the Company to purchase approximately 41 tons of SHG metal for 2016 at a variable price based on the monthly average LME zinc price plus a premium. Based on the December 2015 average LME zinc price, this purchase commitment is estimated to be approximately $69,403 for 2016.
NOTE X—ACCUMULATED OTHER COMPREHENSIVE LOSS
Components of accumulated other comprehensive loss consisted of the following at December 31, 2015 and 2014:

	2015	2014
Cumulative translation adjustments	$30	$30
Net pension adjustment (net of income tax of $72 and $159 in 2015 and 2014, respectively)	217	504
Accumulated other comprehensive income	$247	$534

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

NOTE Y—SEGMENT INFORMATION
In anticipation of the April 2014 closure of the Monaca facility, the Company ceased production of zinc oxide at that facility on December 23, 2013. During 2014, the Company only produced zinc oxide at the Zochem facility. Consequently, effective January 1, 2014, Horsehead Corporation and Zochem did not continue to meet the aggregation criteria as required by ASC 280 Segment Reporting and were not combined into one reporting segment.
The Company currently reports three segments, Horsehead, Zochem and INMETCO. The Horsehead segment processes EAF dust and other zinc-bearing material to produce and sell zinc and other metals. The Zochem segment produces and sells zinc oxide. The INMETCO segment processes a variety of metal-bearing waste material generated primarily by the specialty steel industry, provides tolling services and produces and sells nickel-chromium-molybdenum-iron remelt alloy to the stainless and specialty steel industries. Accordingly, the 2013 segment information was reclassified to conform to the new segment presentation.
The Company records in the Corporate, eliminations and other column of the table below, eliminations related to the exclusion of revenue resulting from EAF dust service fees charged by its Horsehead segment to its INMETCO segment and sales of zinc metal from its Horsehead segment to its Zochem segment, interest expense recorded on debt which is not allocated to its segments and selling, general and administrative expenses related to its corporate division.

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

The following table presents information regarding the Company’s segment presentation:

The Year Ended December 31, 2015	Horsehead	Zochem	INMETCO	Corporate, eliminations and other	Total
Net sales	$246,474	$127,055	$47,379	$(5,965)	$414,943
Depreciation and amortization	49,448	2,359	3,017	—	54,824
Selling, general and administrative expenses	20,466	2,149	2,622	1,343	26,580
Interest expense	6,639	549	742	31,350	39,280
(Loss) income before income taxes	(647,832)	5,639	9,823	(32,677)	(665,047)

The Year Ended December 31, 2014	Horsehead	Zochem	INMETCO	Corporate, eliminations and other	Total
Net sales	$256,609	$144,685	$54,090	$(1,447)	$453,937
Depreciation and amortization	30,608	1,696	3,102	—	35,406
Selling, general and administrative expenses	17,557	2,398	2,654	1,540	24,149
Interest expense	3,308	475	670	17,227	21,680
(Loss) income before income taxes	(37,189)	13,554	13,906	(18,701)	(28,430)

The Year Ended December 31, 2013	Horsehead	Zochem	INMETCO	Corporate, eliminations and other	Total
Net sales	$311,914	$78,342	$53,638	$(1,958)	$441,936
Depreciation and amortization	25,607	937	3,134	—	29,678
Selling, general and administrative expenses	15,839	2,244	2,691	1,433	22,207
Interest expense	2,429	228	328	(257)	2,728
(Loss) income before income taxes	(40,934)	7,941	12,535	(956)	(21,414)

December 31, 2015	Horsehead	Zochem	INMETCO	Corporate, eliminations and other	Total
Property, plant and equipment	$198,696	$24,746	$31,399	$—	$254,841
Capital expenditures	29,491	815	3,387	—	33,693
Total assets	275,681	70,005	49,655	(3,289)	392,052

December 31, 2014	Horsehead	Zochem	INMETCO	Corporate, eliminations and other	Total
Property, plant and equipment	$741,128	$26,281	$31,684	$—	$799,093
Capital expenditures	101,044	8,474	1,307	—	110,825
Total assets	841,954	69,706	59,306	2,551	973,517

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

NOTE Z—INSURANCE RECOVERIES

On October 28, 2012, a fire occurred at the Company’s INMETCO facility. As INMETCO began its annual maintenance shutdown of the rotary hearth furnace and the submerged arc furnace, it experienced an unrelated fire in the material preparation and blending section of the plant, incurring damage to that portion of the building. The damages from the fire exceeded the Company’s insurance deductible of $0.5 million.

Through June 30, 2013, the Company had incurred clean up, repair and other costs associated with the fire of $4,580 and a claim was submitted for property damage insurance recovery. The Company was not able to operate at full capacity until mid-December because power was not fully restored to some ancillary operations. All of the repairs associated with the fire were substantially complete by the end of the first quarter of 2013.

The Company reached a total final settlement with the insurance carriers of $3,950 during the second quarter of 2013. The additional insurance recoveries of $2,450 is included in Cost of sales of nickel-based material and other services in the Company's Consolidated Statement of Operations.

The cost and insurance recoveries are summarized in the table below:

2013
Property damage insurance recovery	$2,450
Cost of clean-up and repairs	129
Write off of fixed assets	—
Gain related to insurance recovery included in cost of sales of nickel-based materials and other services	$2,321

Insurance proceeds related to fixed assets	$1,791
Costs capitalized	$1,791

On November 8, 2015, a fire damaged a battery storage building at our INMETCO facility located in Ellwood City, Pennsylvania.  The fire did not affect the facility’s primary operations.  The Company maintains property coverage. The damages from the fire exceeded the Company’s insurance deductible of $0.5 million.

The Company recorded $2,000 in insurance recoveries during the fourth quarter of 2015 relating to property damage and this amount is included in Cost of sales of nickel-based materials and other services in the Company's Consolidated Statements of Operations. The amount represented a partial settlement of the entire claim and the Company has not yet reached a final settlement with the insurance carriers.

Through December 31, 2015, the Company had incurred clean up, repair and other costs associated with the fire of $982. These costs are included in Cost of sales of nickel-based material and other services in the Company's Consolidated Statement of Operations.

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

The cost and insurance recoveries are summarized in the table below:

2015
Property damage insurance recovery	$2,000
Cost of clean-up and repairs	64
Write off of inventory	265
Write off of fixed assets	653
Gain related to insurance recovery included in cost of sales of nickel-based materials and other services	$1,018

Insurance proceeds related to fixed assets	$254
Costs capitalized	$254
NOTE AA—SUBSEQUENT EVENTS

Bankruptcy Proceedings
During 2015, the Company’s results of operations and liquidity were impacted by (i) the dramatic decline in zinc, nickel and other commodity prices, (ii) continuing issues that delayed the ramp-up of the Mooresboro zinc facility, and (iii) lower EAF dust receipts reflecting weaker steel production.
As a result, the Company concluded on January 2, 2016, that it would not make the required interest payment on the Convertible Notes on its scheduled due date of January 4, 2016 exercising a 30-day grace period under the indenture governing such notes.
On January 6, 2016 and January 13, 2016, the Company received notices of default, effective November 30, 2015 and December 31, 2015, from PNC Bank related to failure to comply with the required fixed charge coverage ratio under the 2014 Zochem Credit Facility following transfers of funds to Horsehead in 2015. The notice sent on January 13, 2016, demanded immediate payment of all outstanding obligations under the 2014 Zochem Credit Facility. On January 14, 2016, Zochem and the Company entered into a forbearance agreement with PNC Bank. In consideration for the forbearance, Zochem agreed, among other things, to pay a forbearance fee to PNC Bank of $1,000 due and payable on February 1, 2016 and provide a mortgage on Zochem’s currently unencumbered property in Ontario, Canada. The forbearance remained effective until February 1, 2016.
On January 5, 2016, the Company received a notice of default from Macquarie related to, among other things, insufficient borrowing base availability under the Macquarie Credit Facility as of December 31, 2015. On January 15, 2016, Horsehead, INMETCO and HMP entered into a forbearance agreement with Macquarie. Pursuant to the forbearance agreement, cash held in certain of the Debtors’ third-party bank accounts was transferred to accounts controlled by Macquarie. Disbursements of funds from the controlled accounts were subject to a budget as specified in the forbearance agreement. Pursuant to the forbearance agreement, the Company agreed, among other things, (i) to pay down to $40,000 outstanding borrowings under the Macquarie Credit Facility and (ii) to pay a restructuring fee in an amount ranging from $1,000 to $2,500 in the event the obligations under the Macquarie Credit Facility are not paid in full by February 1, 2016, with the amount of such fee increasing over time from February 1, 2016 through April 30, 2016. The forbearance remained effective until February 1, 2016.
On January 22, 2016, the minority equity holders issued Notices of Non-Payment to the Company as a result of annual payments not being made in accordance with various agreements. These notices resulted in events of default under the NMTC arrangement.
Before the expiration of the grace period under the Convertible Notes indenture and at the expiration of the forbearance agreements, on February 2, 2016, the Debtors filed voluntary petitions for relief pursuant to Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. On the same date, Zochem, as foreign representative of the Debtors, commenced a proceeding in the Ontario Superior Court of Justice (Commercial List) to recognize the Debtors Chapter 11 cases as a foreign main proceeding. The Debtors continue to operate their businesses as debtors-in-possession subject to the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. The filing of the Chapter

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

11 petitions constituted an event of default under the Debtors’ various credit facilities and series of notes and rendered the financial obligations under certain such instruments automatically and immediately due and payable. See Note N - Long-Term Debt.
On April 13, 2016, the Debtors filed a proposed Joint Plan of Reorganization pursuant to Chapter 11 of the Bankruptcy Code with the Bankruptcy Court and on April 14, 2016, a related Disclosure Statement. Those pleadings remain pending before the Bankruptcy Court at this time.

On May 13, 2016, the Office of the United States Trustee appointed an official committee of equity security holders.

Entry into Debtor-in-Possession Credit Agreement

On February 8, 2016, the Debtors entered into a Senior Secured Superpriority Debtor-in-Possession Credit, Security and Guaranty Agreement (the “DIP Credit Agreement”), with certain holders of the Company’s Senior Secured Notes, as lenders (the “DIP Lenders”), and Cantor Fitzgerald Securities, as administrative agent (the “DIP Agent”). The entry into the DIP Credit Agreement was approved by the Bankruptcy Court. The DIP Credit Agreement was amended on March 3, 2016 and May 16, 2016.

The DIP Credit Agreement provides for a senior secured super priority credit facility in the aggregate principal amount of up to $90,000 (the “DIP Facility”). Initial proceeds from the DIP Facility were used, among other things, to repay in full and terminate all obligations under the 2014 Zochem Facility, pay fees and expenses incurred through the closing date of the DIP Facility and pay other amounts permitted in the budget (including any permitted variances) and for general corporate purposes.

Interest on the outstanding principal amount of loans under the DIP Facility is payable monthly in arrears at a per annum rate equal to 14.0%. Upon an event of default under the DIP Facility, all obligations under the DIP Credit Agreement bear interest at a rate equal to the standard interest rate plus an additional 2.0% per annum. The Debtors were required to pay commitment fees and are required to pay unused commitment fees.

With certain exceptions, the obligations under the DIP Credit Agreement are secured by a “priming,” first-priority lien on substantially all of the Debtors’ assets. The liens securing the DIP Facility prime the liens securing the Senior Secured Notes and include a first priority priming lien on the equity interests of non-debtor subsidiaries of the Debtors, including Horsehead Zinc Recycling, LLC.

The DIP Facility matures on the earlier of (a) February 8, 2017, (b) the earlier of (i) the date of the substantial consummation of the plan of reorganization that is confirmed pursuant to an order of the Bankruptcy Court and recognized by an order of the Canadian Court, (ii) the consummation of a sale of all or substantially all of the assets of the Debtors pursuant to Section 363 of the Bankruptcy Code, and (iii) the date any outstanding extensions of credit under the DIP Facility become due and payable in accordance with the terms of the loan documents, whether by acceleration or otherwise.

Pursuant to the DIP Credit Agreement, the Debtors must meet certain financial requirements and covenants, including a minimum restructuring EBITDA covenant with respect to each of INMETCO and Zochem (“EBITDA-R Covenant”). On March 22, 2016, the Company delivered a notice of default to the DIP Agent relating to the Company’s failure to meet the Zochem EBITDA-R Covenant for the period ended February 29, 2016. The Company amended the DIP Credit Agreement on May 16, 2016 for the EBITDA-R Covenant for Zochem. The Company was subject to default interest on outstanding borrowings until an agreement was reached.

The DIP Credit Agreement provides for certain milestones with respect to the Chapter 11 proceedings. The Company has met the milestones as of May 31, 2016.

Temporary Idling of Mooresboro Facility

On January 22, 2016 the Company temporarily idled the Mooresboro facility in the face of severe liquidity constraints and the Company's determination that the facility was incapable of generating positive cash flow in the future without significant additional capital investment and/or a recovery in commodity prices. A small workforce has been retained to manage the facility during this period.

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share amounts)

Tecnicas Reunidas, S.A. Settlement

In January 2016, the Company reached a settlement agreement with one of the primary contractors for work associated with the construction of portions of the Mooresboro facility, Tecnicas Reunidas, S.A ("TR"). The agreement settled all known claims and disputes between the Company and TR relating to the construction of the Mooresboro facility. As a result, in 2016, the Company recorded a net settlement amount of approximately $7.2 million, of which $5 million was recorded as a loan payable to TR.

The Company has evaluated subsequent events through May 31, 2016 and determined there were no other significant subsequent events that required adjustments or disclosures to the consolidated financial statements.

SUPPLEMENTARY CONSOLIDATING FINANCIAL INFORMATION

Independent Registered Public Accounting Firm Report on Supplementary Consolidating Information
Board of Directors and Shareholders
Horsehead Holding Corp.
Pittsburgh, Pennsylvania
Our audit of the consolidated financial statements as of December 31, 2015 and for the year then ended included in the preceding section of this report was conducted for the purpose of forming an opinion on those statements as a whole. The supplementary consolidating information presented in the following section of this report is presented for purposes of additional analysis and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The supplementary consolidating information as of December 31, 2015 and for the year then ended has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with standards of the Public Company Accounting Oversight Board (United States). In our opinion, the supplementary consolidating information as of December 31, 2015 and for the year then ended is fairly stated in all material respects in relation to the consolidated financial statements as a whole.
The consolidated financial statements presented in the preceding section of this report and supplementary consolidating information presented below have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the consolidated financial statements in the preceding section of this report, the Company has received notices of default in January 2016 under certain of the Company's credit facilities as of November 30, 2015 and December 31, 2015. The notices of default rendered the financial obligations under the credit facilities immediately due and payable. Furthermore, on February 2, 2016, the Company filed for protection under Chapter 11 of the United States Bankruptcy Code. The commencement of the Chapter 11 filing constituted events of default that rendered the financial obligations under the Company's series of notes automatically and immediately due and payable. Management’s plans in regard to these matters are described in Note A to the consolidated financial statements in the preceding section of this report. The accompanying consolidated financial statements in the preceding section of this report and supplementary information presented in the following section of this report do not include any adjustments that might result from the outcome of this uncertainty.
The consolidated financial statements presented in the preceding section of this report and the supplementary consolidating information presented in the following section of this report of Horsehead Holding Corp. and subsidiaries as of December 31, 2014 and for the year then ended were audited by other auditors whose report dated March 2, 2015, expressed an unqualified opinion on those financial statements and issued a supplemental report on the supplementary consolidating information.

/s/ BDO USA, LLP
Pittsburgh, Pennsylvania
May 31, 2016

Horsehead Holding Corp. and Subsidiaries
CONSOLIDATING BALANCE SHEETS
December 31, 2015
(Amounts in thousands, except per share amounts)

	Horsehead
	Holding	Horsehead
	Corp.	Corporation	INMETCO	Zochem	Eliminations	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$45	$5,935	$3,280	$16,415	$—	$25,675
Accounts receivable, net of $555	75	22,419	6,764	13,126	(340)	42,044
Inventories	—	19,299	5,773	15,419	—	40,491
Prepaid expenses and other current assets	3,904	12,952	206	26	(6,973)	10,115
Total current assets	4,024	60,605	16,023	44,986	(7,313)	118,325
Property, plant and equipment, net	—	198,696	31,399	24,746	—	254,841
Other assets
Intangible assets, net	—	7,806	1,560	85	—	9,451
Restricted cash	—	7,939	—	—	—	7,939
Investment in and advances to subsidiary	170,807	(667,740)	(37)	5,461	491,509	—
Deferred finance costs and other	14,824	635	673	188	(14,824)	1,496
Total other assets	185,631	(651,360)	2,196	5,734	476,685	18,886
Total assets	$189,655	$(392,059)	$49,618	$75,466	$469,372	$392,052

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Current maturities of long-term debt	$338,483	$92,024	$—	$17,500	$(14,928)	$433,079
Accounts payable	59	49,093	4,064	11,147	(265)	64,098
Accrued expenses	3,994	24,751	2,867	161	(6,943)	24,830
Total current liabilities	342,536	165,868	6,931	28,808	(22,136)	522,007
Long-term debt, less current maturities	—	—	10,000	—	(10,000)	—
Other long-term liabilities	—	13,643	1,824	38	—	15,505
Deferred income taxes	—	—	—	3,113	—	3,113
Commitments and contingencies
Stockholders’ equity (deficit)
Common stock, par value $0.01 per share; 100,000 shares authorized; 60,174 shares issued and outstanding as of December 31, 2015	602	—	—	—	—	602
Preferred stock, par value $0.01 per share; 10,000 shares authorized; no shares issued or outstanding	—	—	—	—	—	—
Additional paid-in capital	396,750	12,572	29,081	—	(41,653)	396,750
Retained earnings	(550,233)	(587,981)	1,782	43,260	543,161	(550,011)
Accumulated other comprehensive income	—	—	—	247		247
Total stockholders’ equity before noncontrolling interest	(152,881)	(575,409)	30,863	43,507	501,508	(152,412)
Noncontrolling interest	—	3,839	—	—	—	3,839
Total stockholders’ equity (deficit)	(152,881)	(571,570)	30,863	43,507	501,508	(148,573)
Total liabilities and stockholders’ equity (deficit)	$189,655	$(392,059)	$49,618	$75,466	$469,372	$392,052

Horsehead Holding Corp. and Subsidiaries
CONSOLIDATING BALANCE SHEETS
December 31, 2014
(Amounts in thousands, except per share amounts)

	Horsehead
	Holding	Horsehead
	Corp.	Corporation	INMETCO	Zochem	Eliminations	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$3,166	$7,504	$7,850	$12,194	$—	$30,714
Accounts receivable, net of $371	—	31,805	9,946	18,645	(154)	60,242
Inventories	—	35,605	7,480	11,923	—	55,008
Prepaid expenses and other current assets	1	10,419	253	55	(6,973)	3,755
Deferred income taxes	—	4,926	301	24	—	5,251
Total current assets	3,167	90,259	25,830	42,841	(7,127)	154,970
Property, plant and equipment, net	—	741,128	31,684	26,281	—	799,093
Other assets
Intangible assets, net	—	8,398	1,700	94	—	10,192
Investment in and advances to subsidiary	743,463	(614,165)	(32)	4,093	(133,359)	—
Deferred finance costs and other	21,457	2,169	92	490	(14,946)	9,262
Total other assets	764,920	(603,598)	1,760	4,677	(148,305)	19,454
Total assets	$768,087	$227,789	$59,274	$73,799	$(155,432)	$973,517

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$—	$3,044	$—	$—	$—	$3,044
Accounts payable	—	54,247	3,666	9,975	(154)	67,734
Accrued expenses	3,994	29,922	5,780	2,816	(6,867)	35,645
Total current liabilities	3,994	87,213	9,446	12,791	(7,021)	106,423
Long-term debt, less current maturities	334,617	46,928	20,000	19,400	(14,929)	406,016
Other long-term liabilities	—	16,513	1,730	48	—	18,291
Deferred income taxes	—	(2,660)	9,302	1,960	—	8,602
Commitments and contingencies
Stockholders’ equity
Common stock, par value $0.01 per share; 100,000 shares authorized; 50,719 shares issued and outstanding as of December 31, 2014	507	—	—	—	—	507
Preferred stock, par value $0.01 per share; 10,000 shares authorized; no shares issued or outstanding	—	—	—	—	—	—
Additional paid-in capital	313,815	12,572	29,081	—	(41,653)	313,815
Retained earnings	115,154	63,271	(10,285)	39,066	(91,829)	115,377
Accumulated other comprehensive income	—	—	—	534	—	534
Total stockholders’ equity before noncontrolling interest	429,476	75,843	18,796	39,600	(133,482)	430,233
Noncontrolling interest	—	3,952	—	—	—	3,952
Total stockholders’ equity	429,476	79,795	18,796	39,600	(133,482)	434,185
Total liabilities and stockholders’ equity	$768,087	$227,789	$59,274	$73,799	$(155,432)	$973,517

Horsehead Holding Corp. and Subsidiaries
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2015
(Amounts in thousands except per share amounts)

	Horsehead
	Holding	Horsehead
	Corp.	Corporation	INMETCO	Zochem	Eliminations	Consolidated
Net sales of zinc material and other goods	$—	$208,728	$—	$127,055	$(4,656)	$331,127
Net sales of nickel-based material and other services	—	—	47,379	—	—	47,379
EAF dust service fees	—	37,746	—	—	(1,309)	36,437
Net sales	—	246,474	47,379	127,055	(5,965)	414,943
Cost of sales of zinc material and other goods	—	273,548	—	116,194	(4,656)	385,086
Cost of sales of nickel-based material and other services	—	—	30,565	—	(1,309)	29,256
Cost of EAF dust services	—	29,318	—	—	—	29,318
Cost of sales (excluding depreciation and amortization)	—	302,866	30,565	116,194	(5,965)	443,660
(Gain) loss on asset dispositions	—	(11,842)	813	—	—	(11,029)
Impairment loss	—	527,621	—	—	—	527,621
Depreciation and amortization	—	49,448	3,017	2,359	—	54,824
Selling, general and administrative expenses	1,343	20,466	2,622	2,149	—	26,580
Total costs and expenses	1,343	888,559	37,017	120,702	(5,965)	1,041,656
(Loss) income from operations	(1,343)	(642,085)	10,362	6,353	—	(626,713)

Equity in net income (loss) of subsidiaries	(632,590)	—	—	—	632,590	—

Other income (expense)
Interest expense	(32,556)	(6,639)	(742)	(549)	1,206	(39,280)
Interest and other income	1,101	892	203	(165)	(1,085)	946
Total other income (expense)	(31,455)	(5,747)	(539)	(714)	121	(38,334)
(Loss) income before income taxes	(665,388)	(647,832)	9,823	5,639	632,711	(665,047)
Income tax expense (benefit)	—	3,420	(4,523)	1,444	—	341
Net (loss) income	$(665,388)	$(651,252)	$14,346	$4,195	$632,711	$(665,388)
(Loss) income per common share:
Basic						$(11.75)
Diluted						$(11.75)
Weighted average shares outstanding:
Basic						56,632
Diluted						56,632

Horsehead Holding Corp. and Subsidiaries
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2014
(Amounts in thousands except per share amounts)

	Horsehead
	Holding	Horsehead
	Corp.	Corporation	INMETCO	Zochem	Eliminations	Consolidated
Net sales of zinc material and other goods	$—	$214,802	$—	$144,685	$—	$359,487
Net sales of nickel-based material and other services	—	—	54,090	—	(70)	54,020
EAF dust service fees	—	41,807	—	—	(1,377)	40,430
Net sales	—	256,609	54,090	144,685	(1,447)	453,937
Cost of sales of zinc material and other goods	—	220,615	—	126,846	(70)	347,391
Cost of sales of nickel-based material and other services	—	—	34,197	—	(1,377)	32,820
Cost of EAF dust services	—	33,660	—	—	—	33,660
Restructuring expenses	—	288	—	—	—	288
Cost of sales (excluding depreciation and amortization)	—	254,563	34,197	126,846	(1,447)	414,159
Loss on asset dispositions	—	890	25	—	—	915
Depreciation and amortization	—	30,608	3,102	1,696	—	35,406
Selling, general and administrative expenses	1,540	17,557	2,654	2,398	—	24,149
Total costs and expenses	1,540	303,618	39,978	130,940	(1,447)	474,629
(Loss) income from operations	(1,540)	(47,009)	14,112	13,745	—	(20,692)

Equity in net income (loss) of subsidiaries	3,331	—	—	—	(3,331)	—

Other income (expense)
Interest expense	(18,181)	(3,308)	(670)	(475)	954	(21,680)
Interest and other income	934	13,128	464	284	(868)	13,942
Total other income (expense)	(17,247)	9,820	(206)	(191)	86	(7,738)
(Loss) income before income taxes	(15,456)	(37,189)	13,906	13,554	(3,245)	(28,430)
Income tax (benefit) expense	—	(21,672)	5,537	3,161	—	(12,974)
Net (loss) income	$(15,456)	$(15,517)	$8,369	$10,393	$(3,245)	$(15,456)
(Loss) income per common share:
Basic						$(0.30)
Diluted						$(0.30)
Weighted average shares outstanding:
Basic						50,682
Diluted						50,682

Horsehead Holding Corp. and Subsidiaries
CONSOLIDATING STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2015
(Amounts in thousands)

	Horsehead
	Holding	Horsehead
	Corp.	Corporation	INMETCO	Zochem	Eliminations	Consolidated
Cash Flows from Operating Activities:
Net (loss) income	$(665,388)	$(651,252)	$14,346	$4,195	$632,711	$(665,388)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Equity in loss of subsidiaries	632,590	—	—	—	(632,590)	—
Depreciation and amortization	—	49,448	3,017	2,359	—	54,824
Gain on insurance recovery related to fixed assets	—	—	(254)	—	—	(254)
Deferred income tax provision (benefit)	—	7,586	(9,001)	1,177	—	(238)
Accretion on debt	3,867	—	—	—	—	3,867
Accretion on ESOI liabilities	—	421	—	—	—	421
Amortization and write-off of deferred finance costs	2,729	2,052	79	116	—	4,976
Impairment loss	—	527,621	—	—	—	527,621
(Gain) loss on asset dispositions	—	(11,842)	813	—	—	(11,029)
Losses on write down of inventory supplies	—	3,054	—	—	—	3,054
Losses (gains) on derivative financial instruments	—	1,054	64	(217)	—	901
Lower of cost or market adjustment to inventories	—	4,389	—	—	—	4,389
Stock compensation expense	323	5,097	—	—	—	5,420
Capitalization of interest	(2,989)	—	—	—	—	(2,989)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable, net	(74)	9,385	3,182	5,519	186	18,198
Decrease (increase) in inventories, net	—	5,778	1,707	(3,496)	—	3,989
(Increase) decrease in prepaid expenses and other current assets	—	(1,661)	47	29	—	(1,585)
Decrease (increase) in other assets	—	321	(678)	(101)	(122)	(580)
Increase (decrease) in accounts payable	59	(5,154)	398	1,172	(111)	(3,636)
(Decrease) increase in accrued expenses	—	(1,929)	(2,977)	(2,438)	(76)	(7,420)
(Decrease) increase in other long-term liabilities	—	(3,291)	94	(10)	—	(3,207)
Net cash (used in) provided by operating activities	(28,883)	(58,923)	10,837	8,305	(2)	(68,666)
Cash Flows from Investing Activities:
Advances (to) from subsidiaries	(51,848)	65,489	(12,274)	(1,369)	2	—
Purchase of property, plant and equipment	—	(29,491)	(3,387)	(815)	—	(33,693)
Insurance proceeds related to fixed assets	—	—	254	—	—	254
Increase in restricted cash	—	(7,939)	—	—	—	(7,939)
Proceeds related to the sale of land	—	9,000	—	—	—	9,000
Net cash (used in) provided by investing activities	(51,848)	37,059	(15,407)	(2,184)	2	(32,378)
Cash Flows from Financing Activities:
Distributions to noncontrolling interest equity holders	—	(113)	—	—	—	(113)
Borrowings on the Credit Facilities	—	58,751	—	21,200	—	79,951
Repayments on the Credit Facilities	—	(34,130)	—	(23,100)	—	(57,230)
Debt issuance costs	—	(1,644)	—	—	—	(1,644)
Borrowings on the Credit Agreement	—	496	—	—	—	496
Repayments on the Credit Agreement	—	(3,065)	—	—	—	(3,065)
Proceeds from the exercise of stock options	33	—	—	—	—	33
Tax effect of share based compensation award exercise and vesting	(11)	—	—	—	—	(11)
Restricted stock withheld for taxes	(441)	—	—	—	—	(441)
Net proceeds from the issuance of stock	78,029	—	—	—	—	78,029
Net cash provided by (used in)financing activities	77,610	20,295	—	(1,900)	—	96,005
Net (decrease) increase in cash and cash equivalents	(3,121)	(1,569)	(4,570)	4,221	—	(5,039)
Cash and cash equivalents at beginning of period	3,166	7,504	7,850	12,194	—	30,714
Cash and cash equivalents at end of period	$45	$5,935	$3,280	$16,415	$—	$25,675

Horsehead Holding Corp. and Subsidiaries
CONSOLIDATING STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2014
(Amounts in thousands)

	Horsehead
	Holding	Horsehead
	Corp.	Corporation	INMETCO	Zochem	Eliminations	Consolidated
Cash Flows from Operating Activities:
Net (loss) income	$(15,456)	$(15,517)	$8,369	$10,393	$(3,245)	$(15,456)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Equity in loss of subsidiaries	(3,331)	—	—	—	3,331	—
Depreciation and amortization	—	30,608	3,102	1,696	—	35,406
Deferred income tax (provision) benefit	—	(16,527)	(541)	712	—	(16,356)
Accretion on debt	3,766	—	—	—	—	3,766
Accretion on ESOI liabilities	—	431	—	—	—	431
Amortization of deferred finance costs	2,389	349	51	54	(84)	2,759
Loss on asset dispositions	—	890	25	—	—	915
Losses on write down of inventory supplies	—	456	—	—	—	456
(Gains) losses on derivative financial instruments	—	(1,230)	145	31	—	(1,054)
Lower of cost or market adjustment to inventories	—	3,561	—	—	—	3,561
Stock compensation expense	372	4,396	—	—	—	4,768
Capitalization of interest	(14,248)	(647)	—	—	—	(14,895)
Changes in operating assets and liabilities:		—	—	—	—	—
Decrease (increase) in accounts receivable, net	—	6,973	(1,431)	(6,825)	(275)	(1,558)
Decrease (increase) in inventories, net	—	8,186	(738)	3,103	—	10,551
Decrease (increase) in prepaid expenses and other current assets	7	(573)	(86)	(48)	2,017	1,317
(Increase) decrease in other assets	—	(527)	1	(108)	—	(634)
(Decrease) increase in accounts payable	—	(45,663)	(439)	(630)	275	(46,457)
Increase (decrease) in accrued expenses	388	(6,852)	1,413	(832)	(2,019)	(7,902)
(Decrease) increase in other long-term liabilities	—	(414)	89	48	—	(277)
Net cash (used in) provided by operating activities	(26,113)	(32,100)	9,960	7,594	—	(40,659)
Cash Flows from Investing Activities:
Advances (to) from subsidiaries	(122,043)	139,608	(13,216)	(4,349)		—
Purchase of property, plant and equipment	—	(101,044)	(1,307)	(8,474)	—	(110,825)
Net cash (used in) provided by investing activities	(122,043)	38,564	(14,523)	(12,823)	—	(110,825)
Cash Flows from Financing Activities:
Proceeds from the issuance of debt	51,300	—	—	—	—	51,300
Distributions to noncontrolling interest equity holders	—	(113)	—	—	—	(113)
Borrowings on the Credit Facilities	—	18,750	5,000	9,574	—	33,324
Repayments on the Credit Facilities	—	(35,420)	—	(174)	—	(35,594)
Debt issuance costs	(1,652)	(147)	(25)	(73)	—	(1,897)
Borrowings on the Credit Agreement	—	1,555	—	—	—	1,555
Repayments on the Credit Agreement	—	(2,929)	—	—	—	(2,929)
Proceeds from the exercise of options	941	—	—	—	—	941
Tax effect of share based compensation award exercise and vesting	(33)	—	—	—	—	(33)
Restricted stock withheld for taxes	(683)	—	—	—	—	(683)
Net cash provided by (used in) financing activities	49,873	(18,304)	4,975	9,327	—	45,871
Net (decrease) increase in cash and cash equivalents	(98,283)	(11,840)	412	4,098	—	(105,613)
Cash and cash equivalents at beginning of period	101,449	19,344	7,438	8,096	—	136,327
Cash and cash equivalents at end of period	$3,166	$7,504	$7,850	$12,194	$—	$30,714

HORSEHEAD HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATING FINANCIAL STATEMENTS

NOTE A - RECLASSIFICATIONS

Certain prior period reclassifications were made to conform with the current period presentation. These reclassifications had no effect on reported net loss, cash flows, total assets or shareholders' equity (deficit) as previously reported.